Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162051

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

5.875% Senior Notes due 2022	$750,000,000	$85,950

Guarantees of Senior Notes	—	—(2)

Total	$750,000,000	$85,950

(1)
Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n), no registration fee is required with respect to the guarantees.

Prospectus supplement
(To Prospectus dated September 22, 2009)

Cimarex Energy Co.

$750,000,000

5.875% Senior Notes due 2022

Interest payable May 1 and November 1

We are offering $750,000,000 aggregate principal amount of our 5.875% Senior Notes due 2022 (the "notes"). The notes will mature on May 1, 2022. Interest will accrue from April 5, 2012, and the first interest payment date will be November 1, 2012.

We may redeem some or all of the notes at any time on and after May 1, 2017. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before May 1, 2015. In addition, at any time prior to May 1, 2017, we may redeem all, but not part, of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a "make-whole" premium. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes will be our general unsecured, senior obligations, will be equal in right of payment with any of our existing and future unsecured senior indebtedness that is not by its terms subordinated to the notes, and will be effectively junior to any future secured indebtedness to the extent of collateral securing that debt. The notes will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our senior revolving credit facility or that guarantee certain other indebtedness, subject to certain exceptions. The notes will be effectively junior to the indebtedness and other liabilities of any non-guarantor subsidiaries.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves risks. See "Risk factors" beginning on page S-14 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price(1)	Underwriting discounts and commissions	Proceeds, before expenses, to us(1)

Per note	100.000%	1.500%	98.500%
Total	$750,000,000	$11,250,000	$738,750,000

(1)   Plus accrued interest, if any, from April 5, 2012

The notes will not be listed on any securities exchange or automated quotation system.

The Issuer expects that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about April 5, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan	Deutsche Bank Securities	Wells Fargo Securities

Senior Co-managers

Mitsubishi UFJ Securities	US Bancorp

Co-managers

BB&T Capital Markets	Capital One Southcoast	CIBC	Comerica Securities	KeyBanc Capital Markets

BOSC, Inc.	Howard Weil Incorporated	ING	Lloyds Securities

March 22, 2012

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the "SEC," utilizing a "shelf" registration process. This prospectus supplement relates to the offer and sale of the notes.

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the notes. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date or that the information incorporated by reference in this prospectus supplement is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

It is expected that delivery of the notes will be made against payment therefor on or about April 5, 2012, which is the tenth business day following the date hereof (such settlement cycle being referred to as "T+10"). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade notes on the date of pricing or the next six succeeding business days should consult their own advisors.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the 5.875% Senior Notes due 2022 we are offering and certain other matters. The second part, the base prospectus dated September 22, 2009, provides more general information about the various securities that we may offer from time to time, some of which information may not apply to the notes we are offering hereby. Generally when we refer to this prospectus, we are referring to both this prospectus supplement and the base prospectus combined. If any of the information in this prospectus supplement is inconsistent with any of the information in the base prospectus, you should rely on the information in this prospectus supplement.

Cautionary statement regarding forward-looking statements

Throughout this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, we make statements that may be deemed "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that Cimarex plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. Forward-looking statements include statements with respect to, among other things:

•
amount, nature and timing of capital expenditures;
•
drilling of wells;
•
reserve estimates;
•
timing and amount of future production of oil and natural gas;
•
operating costs and other expenses;
•
cash flow and anticipated liquidity;
•
estimates of proved reserves, exploitation potential or exploration prospect size;
•
marketing of oil and natural gas;
•
legislation and regulatory changes; and
•
access to capital markets.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and other risks described herein.

S-ii

Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of such data by our engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the timing of future production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus supplement or the accompanying prospectus, including the information incorporated by reference herein or therein, cause our underlying assumptions to be incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, express or implied, included in this prospectus supplement or the accompanying prospectus, including the information incorporated by reference herein or therein, and attributable to Cimarex are qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Cimarex or persons acting on its behalf may issue. Cimarex does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, except as required by law.

 Non-GAAP financial measures

We refer to the terms EBITDA and Adjusted EBITDA (each as defined in "Summary—Summary historical consolidated financial data" in various places in this prospectus supplement. EBITDA and Adjusted EBITDA are supplemental financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of "non-GAAP financial measures," such as EBITDA and Adjusted EBITDA and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•
a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•
a statement disclosing the purposes for which the registrant's management uses the non-GAAP financial measure.

Our measurements of EBITDA and Adjusted EBITDA may not be comparable to those of other companies. Please see "Summary—Summary historical consolidated financial data" for a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus supplement, including the reasons that we believe this information is useful to management and to investors and a reconciliation of EBITDA and Adjusted EBITDA to the most closely comparable financial measures calculated in accordance with GAAP.

S-iii

Glossary of oil and gas terms

In this prospectus, the following terms have the meanings specified below.

Bbl/d—Barrels (of oil or natural gas liquids) per day

Bbls—Barrels (of oil or natural gas liquids)

Bcf—Billion cubic feet

Bcfe—Billion cubic feet equivalent

Btu—British thermal unit

MBbls—Thousand barrels

Mcf—Thousand cubic feet (of natural gas)

Mcfe—Thousand cubic feet equivalent

MMBbls—Million barrels

MMBtu—Million British thermal units

MMcf—Million cubic feet

MMcf/d—Million cubic feet per day

MMcfe—Million cubic feet equivalent

MMcfe/d—Million cubic feet equivalent per day

Net Acres—Gross acreage multiplied by Cimarex's working interest percentage

Net Production—Gross production multiplied by Cimarex's net revenue interest

NGL—Natural gas liquids

Tcf—Trillion cubic feet

Tcfe—Trillion cubic feet equivalent

One barrel of oil or NGL is the energy equivalent of six Mcf of natural gas

S-iv

Summary

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled "Risk Factors" commencing on page S-14 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement, for financial and other important information you should consider before investing in the notes in this offering.

In this prospectus supplement, the terms "Cimarex," "our company," "us," "we" and "our" refer to Cimarex Energy Co. and its consolidated subsidiaries. References to "underwriters" refer to the firms listed on the cover page of this prospectus supplement.

 Our business

We are an independent oil and gas exploration and production company. Our operations are mainly located in Texas, Oklahoma, New Mexico and Kansas. Our corporate headquarters is in Denver, Colorado. Our main operating offices are in Tulsa, Oklahoma and Midland, Texas.

Proved reserves at December 31, 2011 totaled 2.05 Tcfe, consisting of 1.2 Tcf of natural gas and 138 million barrels of crude oil and natural gas liquids. Of total proved reserves, 82% are classified as proved developed and 59% are gas.

Our production during 2011 averaged 592.3 MMcfe per day. Average daily production was comprised of 329.1 MMcf of gas (56%) and 43,875 barrels of crude oil and natural gas liquids (44%). The wells we operate account for 81% of our production and 76% of our total proved reserves.

Our operations are organized into two main core areas. Our Mid-Continent assets are principally located in Oklahoma, the Texas Panhandle and southwest Kansas. Our Permian Basin assets are principally located in southeast New Mexico and west Texas. We also have minor operations along the U.S. Gulf Coast, principally in southeast Texas, and in certain other areas. The following table provides a summary of selected information for each of our regional operations as of December 31, 2011.

Region	Proved reserves (Bcfe)	% gas	Proved developed as % of total proved reserves	2011 average daily production (MMcfe/d)	Gross acreage	Net acreage

Mid-continent	1,376	68%	73%	292.6	1,138,766	729,348
Permian Basin	620	40%	99%	194.4	599,087	437,614
Gulf Coast / Other	49	65%	100%	105.3	6,422,955	5,714,531

	2,045	59%	82%	592.3	8,160,808	6,881,493

 Business strengths

Robust organic growth opportunities.    During 2011, we added 587 Bcfe of proved reserves from extensions and discoveries, replacing 272% of production. To do so, we drilled and completed 331 gross (174 net) wells, investing $1.58 billion on exploration and development activities. Of total expenditures, 47% was invested in Mid-Continent area projects and 46% was directed to Permian Basin projects. The remaining 7% was mainly invested in our southeast Texas Gulf Coast projects. We have a large inventory of drilling opportunities, limited lease expirations and few service commitments. Our exploration and development teams continue to generate projects on our existing acreage inventory and also seek to identify new areas for exploration and development.

Control our drilling inventory.    We will continue to seek to exercise control over the majority of our properties and investment decisions. At December 31, 2011, we operated the wells that accounted for approximately 76% of our total proved reserves and approximately 81% of our production. We believe our ability to control our drilling inventory will allow us to more effectively control operating costs, timing of development activities and technological enhancements, marketing of production and allocation of our capital budget.

Strong balance sheet with a conservative capital structure.    Conservative use of leverage has long been a part of our financial strategy. We believe that maintaining a strong balance sheet mitigates financial risk and positions us to be able to withstand commodity price volatility. At year-end 2011, we had $405 million of long-term debt and our long-term debt to total capitalization ratio was 11%. Based on expected cash flow provided by operating activities and available liquidity under our senior revolving credit facility, we believe we are well positioned to fund our identified future drilling opportunities.

Experienced management and operational teams.    Our financial and operations executives are led by F. H. Merelli (Chairman of the Board of Directors) and Thomas E. Jorden (President and CEO), who each have over 25 years of experience in the oil and gas industry. Our executive management team is supported by technical and operating managers who also have substantial industry experience and expertise within the basins in which we operate.

Business strategy

Profitably grow proved reserves and production.    Our strategy centers on maximizing cash flow from our producing properties and profitably reinvesting that cash flow in exploration and development drilling. During 2011, our cash flow from operating activities totaled $1.3 billion. Our total 2011 capital investment was $1.625 billion, including $1.58 billion on exploration and development. We funded our capital program primarily with cash flow from operations and property sales.

Focus on a blended, diversified portfolio.    We are currently focused in two main operating areas: the Mid-Continent region and the Permian Basin. We believe that crude oil and liquids rich gas plays in these two areas offer long-term growth potential. During 2011, 44% of our total production volumes were comprised of crude oil and natural gas liquids ("NGLs"), with the remainder attributable to gas. With an average realized blended sales price of approximately $73.00/Bbl, revenues from oil and NGLs sales totaled $1.2 billion in 2011, or 69% of our total commodity sales revenues. Our production in these two regions in the aggregate grew 16% in 2011. As of December 31, 2011, the Permian Basin and Mid-Continent comprised 98% of our total proved reserves.

Employ a disciplined approach to capital investment decision making.    Each drilling decision we make is based on its risk-adjusted discounted cash flow rate of return on investment. Our detailed analysis includes estimates of potential reserve size, geologic and mechanical risks, expected costs, future production profiles and future oil and gas prices. Our integrated teams of geoscientists, landmen and petroleum engineers continually generate new prospects to maintain a rolling portfolio of drilling opportunities in different basins with varying geologic characteristics. We have a centralized exploration management system that measures actual results and provides feedback to the originating exploration team in order to help them improve and refine future investment decisions. We believe that our detailed technical analysis and disciplined capital investment process mitigates risk and positions us to achieve increases in proved reserves and production.

Maintain ability to pursue new opportunities.    While our primary focus is drilling, we occasionally consider acquisition and merger opportunities that allow us to either enhance our competitive position in existing core areas or add new areas. The 2005 Magnum Hunter Resources, Inc. acquisition significantly increased our presence in the Permian Basin and enhanced our Mid-Continent operations in the Texas Panhandle. In 2008, we acquired 38,000 net acres in our western Oklahoma Cana-Woodford shale play, and we have continued to increase our acreage positions in this play over the last three years.

Recent events

Tender offer and consent solicitation and redemption

Concurrently with the commencement of this offering, we commenced a cash tender offer (the "Tender Offer") for any and all of the $350.0 million outstanding aggregate principal amount of our 7 1/8% Senior Notes due 2017 (the "2017 Senior Notes") and a consent solicitation (the "Consent Solicitation") with respect to certain proposed amendments to the indenture governing the 2017 Senior Notes, which would eliminate all of the principal restrictive covenants of such indenture, certain events of default and certain other provisions contained therein. We are offering to purchase the 2017 Senior Notes at a purchase price of $1,035.63 per $1,000 principal amount, plus accrued and unpaid interest, plus a $3.75 consent fee for each $1,000 principal amount of 2017 Senior Notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on April 4, 2012 (the "consent date"). 2017 Senior Notes tendered after the consent date will not receive the consent fee. The Tender Offer will expire at 12:00 midnight on April 18, 2012. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the 2017 Senior Notes.

The consummation of the Tender Offer and Consent Solicitation is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of aggregate net cash proceeds from this offering sufficient to finance the payment of the consideration to holders of the 2017 Senior Notes that participate in the Tender Offer and Consent Solicitation. The completion of this offering is not conditioned upon completion of the Tender Offer and Consent Solicitation.

The 2017 Senior Notes will be redeemable at our option beginning on May 1, 2012, and we currently expect that we will exercise our right to optionally redeem any and all 2017 Senior

Notes that have not been accepted and paid for in the Tender Offer (the "Redemption") at a price equal to 103.563% of the principal amount thereof, plus accrued unpaid interest to the redemption date.

We intend to finance the Tender Offer and/or the Redemption with a portion of the net proceeds of this offering. The remaining net proceeds will be used for general corporate purposes, including reducing borrowings under our senior revolving credit facility. J.P. Morgan Securities LLC is serving as dealer manager and consent solicitation agent for the Tender Offer and Consent Solicitation and certain of the underwriters and their affiliates are lenders to us under our senior revolving credit facility and may own certain of the 2017 Senior Notes subject to the Tender Offer. See "Use of proceeds."

For purposes of this prospectus supplement, we have assumed that all of the outstanding 2017 Senior Notes are tendered on or prior to the consent date and accepted for purchase in the Tender Offer.

2011 financial and operating results

On February 15, 2012, we announced our 2011 financial results. For the year-ended December 31, 2011, net income totaled $529.9 million as compared to $574.8 million for 2010. Full-year 2011 cash provided by operating activities totaled $1.3 billion versus $1.1 billion for 2010.

Proved reserves grew 9% to 2.05 Tcfe in 2011. Adjusting for the impact of property sales, proved reserves increased 23% in 2011. Reserves added through drilling replaced 272% of production in 2011.

Full-year 2011 investment for exploration and development totaled $1.58 billion. Funding of the capital program was largely provided by cash provided by operating activities and property sales. Long-term debt at December 31, 2011 was $405 million and long-term debt to total capitalization ratio at year-end was 11%.

On February 15, 2012, we announced that our 2012 capital expenditure budget is expected to range from $1.4-$1.6 billion. We expect nearly all the 2012 capital will be directed towards crude oil drilling or liquids-rich gas drilling in the Permian and Mid-Continent regions. Actual amount invested will depend on our calculated rate of return which is significantly influenced by commodity prices.

Corporate information

We are a Delaware corporation formed in February 2002. Our principal executive offices are located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. Our common stock is listed on the New York Stock Exchange under the symbol "XEC." We maintain a web site at www.cimarex.com. However, our website and the information on our website is not part of this prospectus supplement or the accompanying prospectus, and you should rely only on the information contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein when making a decision as to whether to buy the notes in this offering.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes and the note guarantees, please refer to the section entitled "Description of notes" in this prospectus supplement and "Description of debt securities" in the accompanying prospectus. For purposes of the description of notes included in this prospectus, references to the "Company", "issuer", "us", "we" and "our" refer to Cimarex Energy Co. and do not include our subsidiaries.

Issuer	Cimarex Energy Co.
Securities offered	$750,000,000 aggregate principal amount of 5.875% Senior Notes due 2022.
Maturity date	May 1, 2022.
Interest rate	5.875% per year.
Interest payment dates	May 1 and November 1, commencing November 1, 2012. Interest will accrue from April 5, 2012.
Optional redemption
The notes will be redeemable at our option, in whole or in part, at any time on and after May 1, 2017, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to May 1, 2015, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 105.875% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to May 1, 2017, we may also redeem all, but not part, of the notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a "make-whole" premium.
Change of control offer
Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of notes—Change of control" in this prospectus supplement.
Asset disposition offer
If the issuer or its restricted subsidiaries sell assets, under certain circumstances, the issuer will be required to use the net proceeds to make an offer to purchase notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the repurchase date. See "Description of notes—Certain covenants—Limitations on sales of assets and subsidiary stock" in this prospectus supplement.

Note guarantees	The notes will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our senior revolving credit facility or that guarantee certain other indebtedness, subject to certain exceptions. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See "Description of notes—Subsidiary guarantees" and "—Certain covenants—Future subsidiary guarantees" in this prospectus supplement.
As of and for the year ended December 31, 2011, our non-guarantor subsidiaries had no operations, assets, liabilities or obligations, excluding intercompany amounts.
Ranking	The notes and the note guarantees will be our and the subsidiary guarantors' senior unsecured obligations and will:
• rank senior in right of payment to all of our and the subsidiary guarantors' existing and future subordinated indebtedness;
• rank equally in right of payment with all of our and the subsidiary guarantors' existing and future senior indebtedness;
• be effectively subordinated to any of our and the subsidiary guarantors' existing and future secured debt, to the extent of the value of the assets securing such debt; and
• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.
As of December 31, 2011, after giving effect to this offering and our use of the net proceeds therefrom as described under "Use of proceeds":
• we would have had approximately $750 million of total indebtedness, representing the notes;
• we would not have had any secured indebtedness or subordinated indebtedness;

•

we would have had commitments available to be borrowed under the senior revolving credit facility (borrowing base of $2.0 billion) of $797.5 million (after giving effect to $2.5 million of outstanding letters of credit), all of which, if borrowed, would rank equally in right of payment to the notes; and

• our non-guarantor subsidiaries would not have had any obligations or liabilities (other than inter-company amounts).

Covenants	We will issue the notes under an indenture with U.S. Bank National Association, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness and guarantee indebtedness;
• pay dividends or make other distributions or repurchase or redeem our capital stock;
• prepay, redeem or repurchase certain debt;
• issue certain preferred stock or similar equity securities;
• make loans and investments;
• sell or otherwise dispose of assets, including capital stock of subsidiaries;
• incur liens;
• enter into transactions with affiliates;
• alter the businesses we conduct;
• enter into agreements restricting our subsidiaries' ability to pay dividends; and
• consolidate, merge or sell all or substantially all of our assets.
These covenants will be subject to a number of important exceptions and qualifications. For more details, see "Description of notes" in this prospectus supplement.

In addition, from and after the time the notes have an investment grade rating from both Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc., and no default exists under the indenture, we will not be subject to certain of the covenants listed above, even if the notes subsequently cease to have investment grade ratings.
Absence of public market for the notes
The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

Use of proceeds	We intend to use a portion of the net proceeds of this offering to fund the repurchase of the 2017 Senior Notes in the Tender Offer and, if applicable, the Redemption. J.P. Morgan Securities LLC is serving as the dealer manager and consent solicitation agent for the Tender Offer and Consent Solicitation. We intend to use the remaining net proceeds for general corporate purposes, including reducing borrowings under our senior revolving credit facility. Certain of the underwriters and their affiliates are lenders to us under our senior revolving credit facility and may own certain of the 2017 Senior Notes subject to the Tender Offer. See "Use of proceeds" in this prospectus supplement.

Risk factors

In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information contained or incorporated in this prospectus, the specific factors set forth under "Risk factors" in this prospectus supplement for risks involved with an investment in the notes.

Summary historical consolidated financial data

The following table shows our summary historical consolidated financial data as of and for the periods indicated. Our consolidated statement of operations and cash flows data for the fiscal years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2011 and 2010 have been derived from our audited financial statements incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of December 31, 2009 have been derived from our consolidated financial statements that are not incorporated by reference in this prospectus supplement. Certain historical amounts have been reclassified to conform to the current presentation.

You should read the summary historical consolidated financial data below in conjunction with our consolidated financial statements and the accompanying notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement.

	Year ended December 31,
(Dollars in thousands)	2011	2010	2009

Statement of operations data:
Revenues:
Gas sales	$530,334	$653,793	$485,448
Oil sales	909,344	755,618	468,833
NGL sales	263,842	149,151	8,162
Gas gathering, processing and other	53,640	54,662	46,763
Gas marketing, net of related costs of $119,725, $99,713 and $68,719, respectively	729	459	588

Total revenue	$1,757,889	$1,613,683	$1,009,794

Costs and expenses:
Impairment of oil and gas properties	$—	$—	$791,137
Depreciation, depletion and amortization	390,461	304,222	265,699
Asset retirement obligation	11,451	7,322	12,313
Production	247,048	194,015	178,215
Transportation	61,829	49,968	33,758
Gas gathering and processing	18,209	22,162	20,560
Taxes other than income	126,468	121,781	75,634
General and administrative	45,256	48,620	41,724
Stock compensation, net	18,949	12,353	9,254
(Gain)/loss on derivative instruments, net	(10,322)	(62,696)	13,059
Other operating, net	10,263	4,575	24,263

Total costs and expenses	$919,612	$702,322	$1,465,616

Operating income (loss)	$838,277	$911,361	$(455,822)
Other (income) and expense:
Interest expense	35,611	36,613	39,777
Capitalized interest	(29,057)	(29,215)	(23,408)
Gain on early extinguishment of debt	—	(3,776)	—
Other, net	(9,758)	(5,992)	16,290

Income (loss) before income tax	$841,481	$913,731	$(488,481)
Income tax expense (benefit)	311,549	338,949	(176,538)

Net income (loss)	$529,932	$574,782	$(311,943)

	Year ended December 31,
(Dollars in thousands)	2011	2010	2009

Balance sheet data (as of period end):
Cash and cash equivalents	$2,406	$114,126	$2,544
Net oil and gas properties	4,126,208	2,922,358	2,184,916
Total assets	5,428,577	4,358,247	3,444,537
Long-term debt	405,000	350,000	392,793
Stockholders' equity	3,130,613	2,609,832	2,038,106
Cash flows data:
Net cash flow provided by (used in):
Operating activities	$1,292,275	$1,130,432	$675,177
Investing activities	(1,429,446)	(977,558)	(444,094)
Financing activities	25,451	(41,292)	(229,752)
Other financial data:
EBITDA(1)	$1,238,496	$1,225,351	$(206,413)
Adjusted EBITDA(1)	1,249,947	1,232,673	597,037
Total interest(2)	35,611	36,613	39,777
Oil and gas expenditures(3)	1,562,159	959,751	535,308
Ratio of long-term debt to Adjusted EBITDA	0.32x	0.28x	0.66x
Ratio of Adjusted EBITDA to total interest(4)	35.1x	33.7x	15.0x
Ratio of earnings to fixed charges(5)	22.7x	23.9x	— (6)

(1)   EBITDA represents net earnings before income taxes, interest expense and depreciation, depletion and amortization. Adjusted EBITDA represents EBITDA adjusted for asset retirement obligation expense and impairment of oil and gas properties. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, income before taxes, net cash flow provided by operating activities or any other measure of financial performance presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA are widely accepted financial indicators of a company's ability to incur and service debt and to fund capital expenditures. Because EBITDA and Adjusted EBITDA are commonly used in the oil and gas industry, we believe they are useful in evaluating our ability to meet our interest obligations in connection with this offering. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation of EBITDA and Adjusted EBITDA may not be comparable to EBITDA and Adjusted EBITDA or similar measures of other entities. In evaluating EBITDA and Adjusted EBITDA, we believe that investors should consider, among other things, the amount by which EBITDA and Adjusted EBITDA exceed interest costs, how EBITDA and Adjusted EBITDA compare to principal payments on debt and how EBITDA and Adjusted EBITDA compare to capital expenditures for each period.

The following table provides a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Year ended December 31,
(Dollars in thousands)	2011	2010	2009

Net income (loss)	$529,932	$574,782	$(311,943)
Income tax expense (benefit)	311,549	338,949	(176,538)
Interest expense, net of capitalized interest	6,554	7,398	16,369
Depreciation, depletion and amortization	390,461	304,222	265,699

EBITDA	$1,238,496	$1,225,351	$(206,413)

Asset retirement obligation expense	11,451	7,322	12,313
Impairment of oil and gas properties	—	—	791,137

Adjusted EBITDA	$1,249,947	$1,232,673	$597,037

(2)   Includes capitalized interest of $29,057, $29,215 and $23,408 for the years ended December 31, 2011, 2010 and 2009, respectively.

(3)   As presented on our consolidated Statements of Cash Flows included in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein.

(4)   Represents Adjusted EBITDA divided by total interest. The ratio of net income to total interest for the years ended December 31, 2011 and 2010 were 14.9x and 15.7x, respectively. The deficiency for the year ended December 31, 2009 was $509.5 million. The insufficiency was primarily a result of a non-cash impairment of oil and gas properties totaling $791 million that was recorded due to a significant decrease in natural gas prices during the first quarter of 2009.

(5)   The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income from continuing operations before income taxes and cumulative change in accounting principle plus distributions received from equity investments, and fixed charges, minus income from equity investees and capitalized interest. Fixed charges consist of interest expensed, which includes amortization of the discount and premium related to indebtedness, an estimated interest component in net rental expense, and interest capitalized.

(6)   In 2009, earnings were insufficient to cover fixed charges by $509.5 million and therefore no ratio is shown. The insufficiency was primarily a result of a non-cash impairment of oil and gas properties totaling $791 million that was recorded due to a significant decrease in natural gas prices during the first quarter of 2009.

Summary reserve, production and operating data

Proved oil and gas reserve quantities are based on estimates prepared by Cimarex in accordance with the SEC's modernized rules for reporting oil and gas reserves. DeGolyer and MacNaughton, an independent petroleum engineering consulting firm, reviewed our reserve estimates for properties that comprised at least 80% of the discounted future net cash flows before income taxes, using a 10% discount rate, attributable to the total interests owned by Cimarex as of December 31, 2011, 2010 and 2009. All information included or incorporated by reference in this prospectus supplement relating to oil and gas reserves is net to our interest unless stated otherwise. The following table sets forth the present value and estimated volume of our oil and gas proved reserves:

	As of December 31,
	2011	2010	2009

Total proved reserves:
Gas (MMcf)	1,216,441	1,254,166	1,186,585
Oil (MBbls)	72,322	63,656	56,764
NGL (MBbls)	65,815	41,310	1,253
Equivalent (MMcfe)	2,045,265	1,883,957	1,534,689
% gas	59%	67%	77%
% proved developed	82%	77%	77%
Standardized measure of discounted future net cash flow after-tax, discounted at 10% (in thousands)	$3,139,750	$2,515,277	$1,667,955
Average price used in calculation of future net cash flow:
Gas ($/Mcf)	$3.79	$4.12	$3.56
Oil ($/Bbl)	$89.64	$75.35	$57.58
NGL ($/Bbl)	$41.70	$33.89	$28.53

The following table sets forth certain information regarding our production volumes and the average oil and gas prices received and operating expenses per Mcfe of production:

	Years ending December 31,
	2011	2010	2009

Production volumes:
Gas (MMcf)	120,113	132,813	117,968
Oil (MBbls)	9,778	9,844	8,278
NGL (MBbls)	6,236	4,272	220
Equivalent (MMcfe)	216,198	217,509	168,956
Net average daily volumes:
Gas (MMcf)	329.1	363.9	323.2
Oil (MBbls)	26.8	27.0	22.7
NGL (MBbls)	17.1	11.7	0.6
Equivalent (MMcfe)	592.3	595.9	462.9
Average sales price:
Gas ($/Mcf)	$4.42	$4.92	$4.12
Oil ($/Bbl)	$93.00	$76.76	$56.63
NGL ($/Bbl)	$42.31	$34.91	$37.11
Production cost ($/Mcfe)	$1.14	$0.89	$1.05

The following table summarizes average daily production by region for 2011 and 2010:

	Years ending December 31,
	2011 (MMcfe/d)	2010 (MMcfe/d)

Mid-Continent	292.6	255.4
Permian Basin	194.4	165.4
Gulf Coast/Other	105.3	175.1

Total	592.3	595.9

Risk factors

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below, and all of the information contained or incorporated by reference into this prospectus supplement before deciding whether to purchase the notes. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition or results of operations would suffer.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also include forward-looking statements, which involve risks and uncertainties. Our actual results may differ substantially from those discussed in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. See "Cautionary statement regarding forward-looking statements" in this prospectus supplement.

 Risks relating to our business

Oil, gas, and NGL prices fluctuate due to a number of uncontrollable factors, creating a component of uncertainty in our development plans and overall operations. Declines in prices adversely affect our financial results and rate of growth in proved reserves and production.

Oil and gas markets are very volatile. We cannot predict future prices. The prices we receive for our production heavily influence our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production depend on numerous factors beyond our control. These factors include, but are not limited to, changes in global supply and demand for oil and gas, geopolitical instability, the actions of the Organization of Petroleum Exporting Countries, the level of global oil and gas exploration and production activity, weather conditions, technological advances affecting energy consumption, governmental regulations and taxes, and the price and technological advancement of alternative fuels.

Our proved oil and gas reserves and production volumes decrease in quantity unless we successfully replace the reserves we produce with new discoveries or acquisitions. Accordingly, for the foreseeable future, we expect to make substantial capital investments for the exploration and development of new oil and gas reserves. Historically, we have paid for these types of capital expenditures with cash flow provided by our production operations. Low prices reduce the amount of oil and gas that we can economically produce and may cause us to curtail, delay or defer certain exploration and development projects. Moreover, our ability to borrow under our bank credit facility and to raise additional debt or equity capital to fund acquisitions may also be impacted.

If prices decrease, we may be required to take write-downs of the carrying values of our oil and gas properties and/or our goodwill.

Accounting rules require that we periodically review the carrying value of our oil and gas properties and goodwill for possible impairment. If prices decrease significantly, we may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken. For example, low prices contributed to the impairment charge of $791 million that we recorded in the carrying value of our oil and gas properties in 2009.

Global financial markets may impact our business and financial condition.

Recurrence of a credit crisis or other turmoil in the global financial system may have an impact on our business and our financial condition. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing. This could have an impact on our flexibility to react to changing economic and business conditions. Deteriorating economic conditions could have an impact on our lenders, purchasers of our oil and gas production and working interest owners in properties we operate, causing them to fail to meet their obligations to us.

Failure to economically replace commercial quantities of new oil and gas reserves could negatively affect our financial results and future rate of growth.

In order to replace the reserves depleted by production and to maintain or grow our total proved reserves and overall production levels, we must locate and develop new oil and gas reserves or acquire producing properties from others. This can require significant capital expenditures and can impose reinvestment risk for our company, as we may not be able to continue to replace our reserves economically. While we may from time to time seek to acquire proved reserves, our main business strategy is to grow through drilling. Without successful exploration and development, our reserves, production and revenues could decline rapidly, which would negatively impact our results of operations.

Exploration and development involves numerous risks, including new regulations or legislation and the risk that no commercially productive oil or gas reservoirs will be discovered. Exploration and development can also be unprofitable, not only from dry wells, but also from productive wells that do not produce sufficient reserves to return a profit or from declines in commodity prices.

Our drilling operations may be curtailed, delayed or canceled as a result of several factors, including unforeseen poor drilling conditions, title problems, unexpected pressure or irregularities in formations. In addition, equipment failures, accidents, adverse weather conditions, compliance with environmental and other governmental requirements, and the cost of, or shortages or delays in the availability of, drilling and completion services may also negatively impact our drilling operations.

Our proved reserve estimates may be inaccurate and future net cash flows are uncertain.

Estimates of total proved oil and gas reserves (consisting of proved developed and proved undeveloped reserves) and associated future net cash flow depend on a number of variables and assumptions. See "Cautionary statement regarding forward-looking statements." Among others, changes in any of the following factors may cause actual results to vary considerably from estimates:

•
timing of development expenditures;

•
amount of required capital expenditures and associated economics;

•
recovery efficiencies, decline rates, drainage areas, and reservoir limits;

•
anticipated reservoir and production characteristics; and interpretations of geologic and geophysical data;

•
production rates, reservoir pressure, unexpected water encroachment, and other subsurface conditions;

•
future oil, gas, and NGL prices;

•
effects of governmental regulation;

•
future operating costs;

•
future property, severance, excise and other taxes incidental to oil and gas operations;

•
work-over and remediation costs; and

•
Federal and state income taxes.

At December 31, 2011, 18% of our total proved reserves are categorized as proved undeveloped. Of these proved undeveloped reserves, 98% are in our western Oklahoma, Cana-Woodford shale play.

Our proved oil and gas reserve estimates are prepared by Cimarex engineers in accordance with guidelines established by the SEC. DeGolyer and MacNaughton, independent petroleum engineers, reviewed our reserve estimates for properties that comprised at least 80% of the discounted future net cash flows before income taxes, using a 10% discount rate, as of December 31, 2011.

The cash flow amounts referred to in this prospectus supplement and the documents incorporated by reference herein should not be construed as the current market value of our proved reserves. In accordance with SEC guidelines, the estimated discounted net cash flow from proved reserves is based on the average of the previous twelve months' prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially different.

Hedging transactions may limit our potential gains and involve other risks.

To manage our exposure to price risk, we from time to time enter into hedging arrangements. We use commodity derivatives with respect to a significant portion of our future production. For 2012, we have hedged approximately 50% of our anticipated oil production. The goal of these hedges is to lock in prices so as to limit volatility and increase the predictability of cash flow. These transactions limit our potential if oil and gas prices rise above the price established by the hedges.

In addition, hedging transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•
the counterparties to our futures contracts fail to perform under the contracts;

•
a sudden unexpected event materially impacts oil and natural gas prices;

•
our production is less than expected; or

•
there is a widening of price basis differentials between delivery points for our production and the delivery point assumed in the hedge arrangement.

Because all of our derivative contracts are accounted for under mark-to-market accounting, we expect continued volatility in derivative gains or losses on our income statement as changes occur in the relevant price indexes.

We have been an early entrant into new or emerging resource development projects. As a result, our drilling results in these areas are uncertain. The value of our undeveloped acreage may decline and we may incur impairment charges if drilling results are unsuccessful.

New or emerging oil and gas resource development projects have limited or no production history. Consequently, in those areas we may not have past drilling results to help predict our future drilling results. Therefore, our cost of drilling, completing and operating wells in these areas may be higher than initially expected. The value of our undeveloped acreage may decline if drilling results are unsuccessful. Furthermore, if drilling results are unsuccessful, we may be required to write down the carrying value of our undeveloped acreage in new or emerging plays.

Unless production is established during the primary term of certain of our undeveloped oil and gas leases, the leases will expire, and we will lose our right to develop those properties.

Our business depends on oil and gas transportation facilities, most of which are owned by others.

Our oil and natural gas production depends in large part on the availability, proximity and capacity of pipeline systems and transportation facilities owned by third parties. The lack of available capacity on these systems and facilities (or the lack of such systems and facilities in proximity to our wells) could result in the shut-in of producing wells or the delay or discontinuance of drilling plans for properties. The lack of availability of these facilities for an extended period of time could negatively affect our revenues.

Federal and state regulation of oil and natural gas production and transportation, adverse court rulings, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Competition in our industry is intense and many of our competitors have greater financial and technological resources.

We operate in the competitive area of oil and gas exploration and production. Many of our competitors are large, well-established companies that have larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory prospects and productive oil and gas properties. They may also be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.

We may be subject to information technology system failures, network disruptions and breaches in data security.

Information system failures, network disruptions and breaches in data security could have a material adverse effect on our ability to conduct our business. We could experience system failures due to power or telecommunications failures, human error, natural disasters, fire, sabotage, hardware or software malfunction or defects, computer viruses, intentional acts of vandalism or terrorism and similar acts. Such system failures could result in the unanticipated disruption of our operations, the processing of transactions and the reporting of our financial results. While management has taken steps to address these concerns by implementing sophisticated network security and internal control measures, there can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition and operating results.

We are subject to complex laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Exploration, production and the sale of oil and gas are subject to extensive laws and regulations, including laws and regulations protecting the environment and human health and safety. Federal and state regulatory agencies frequently require permitting and impose conditions on our activities. During the permitting process, these regulatory authorities often exercise considerable discretion in both the timing and ultimate scope of the permits. The requirements or conditions imposed by these authorities can be costly, possibly resulting in delays in the commencement of our operations. Further, if the required permits are not issued or if the current requirements become more burdensome, costs could materially increase and our operations could be significantly restricted.

Failing to comply with any of the applicable laws and regulations could result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Such liabilities and costs could have a material adverse effect on both our financial condition and operations.

In addition, adoption of derivatives legislation by the United States Congress, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and associated regulations could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business. The legislation and any new regulations could increase the cost of some derivative contracts (including through requirements to post collateral), materially alter the terms of some derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts and potentially increase our exposure to less creditworthy counterparties.

Environmental matters and costs can be significant.

As an owner, lessee or operator of oil and gas properties, we are subject to various complex and constantly evolving environmental laws and regulations that have tended to become more onerous over time. Our operations create the risk of environmental liability to the government and private parties, including for the discharge of oil, gas or other substances into the air, soil or water. Liabilities under environmental law can be joint and several and can in some cases be imposed regardless of fault on our part. Further, we may be liable for remediating facilities that were previously owned or operated by others. Since these environmental risks generally are not fully insurable and can result in substantial costs, these liabilities could have a material adverse effect on both our financial condition and operations.

Federal and state legislation and regulatory initiatives related to hydraulic fracturing could result in operating restrictions or delays in the completion of oil and gas wells.

In order to achieve economic production rates and recoverable reserves, we use hydraulic fracturing for almost all of our wells. Hydraulic fracturing is a process that involves pumping fluid at high pressure into a hydrocarbon bearing formation to create fractures. Those fractures enable gas or oil to move through the formation's pores to the well bore. The fluid used in this process is typically made up primarily of water and sand, but it also contains chemicals or additives designed to optimize production. Certain states are requiring companies to disclose the components of this fluid. Additional states, as well as the Federal government, may follow with similar or conflicting requirements. The efforts to regulate hydraulic fracturing at both the state and Federal level are increasing. Many new regulations are being considered, including limiting water withdrawals and water used, restricting which additives may be used, implementing state-wide hydraulic fracturing moratoriums and temporary or permanent bans in certain environmentally sensitive areas. Public debate over hydraulic fracturing and shale gas production also has been increasing, which has resulted in delays of well permits in some areas. The potential result of these efforts could render permitting and compliance requirements to become more stringent for hydraulic fracturing, which could have a material adverse effect on our operations and financial results.

The adoption of climate change legislation or regulations restricting emission of "greenhouse gases" could result in increased operating costs and reduced demand for the oil and natural gas we produce.

Studies have suggested that emission of certain gases, commonly referred to as "greenhouse gases," may be impacting the earth's climate. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil and natural gas, are examples of greenhouse gases. The U.S. Congress and various states have been evaluating, and in some cases implementing, climate-related legislation and other regulatory initiatives that restrict emissions of greenhouse gases. In December 2009, the Environmental Protection Agency (EPA) issued findings that methane and carbon dioxide present a health and safety issue such that they should be regulated under the Clean Air Act. Restrictions resulting from Federal or state legislation or regulations may have an effect on our ability to produce oil and gas, as well as the demand for our products. Such changes may result in additional compliance obligations with respect to the release, capture and use of carbon dioxide that could have an adverse effect on our operations and financial results.

Our limited ability to influence operations and associated costs on properties not operated by us could result in economic losses that are partially beyond our control.

Other companies operate approximately 19% of our net production. Our success in properties operated by others depends upon a number of factors outside of our control. These factors include timing and amount of capital expenditures, the operator's expertise and financial resources, approval of other participants in drilling wells, selection of technology and maintenance of safety and environmental standards. Our dependence on the operator and other working interest owners for these projects could prevent the realization of our targeted returns on capital in drilling or acquisition activities.

Our business involves many operating risks that may result in substantial losses for which insurance may be unavailable or inadequate.

Our operations are subject to hazards and risks inherent in drilling for oil and gas, such as fires, natural disasters, explosions, formations with abnormal pressures, casing collapses, uncontrollable flows of underground gas, blowouts, surface cratering, pipeline ruptures or cement failures. They would also include environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases. Any of these risks can cause substantial losses resulting from:

•
injury or loss of life;

•
damage to or destruction of property, natural resources and equipment;

•
pollution and other environmental damages;

•
regulatory investigations and penalties;

•
damage to our reputation;

•
suspension of our operations; and

•
repair and remediation costs.

In addition, our liability for environmental hazards may include conditions created by the previous owners of properties that we purchase or lease.

We maintain insurance coverage against some, but not all, potential losses. We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operation.

Our acquisition activities may not be successful, which may hinder our replacement of reserves and adversely affect our results of operations.

The successful acquisition of producing properties requires an assessment of several factors, including:

•
recoverable reserves;

•
future oil and gas prices and their appropriate differentials;

•
operating costs; and

•
potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections will not likely be performed on every well or facility, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems.

Competition for experienced, technical personnel may negatively impact our operations.

Our exploratory and development drilling success depends, in part, on our ability to attract and retain experienced professional personnel. The loss of any key executives or other key personnel could have a material adverse effect on our operations. As we continue to grow our asset base and the scope of our operations, our future profitability will depend on our ability to attract and retain qualified personnel, particularly individuals with a strong background in geology, geophysics, engineering and operations.

We are involved in various legal proceedings, the outcome of which could have an adverse effect on our liquidity.

In January 2009, the Tulsa County District Court issued a judgment totaling $119.6 million in the "Krug v. H&P" case. See Note 16, Commitments and Contingencies to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement, for more detailed information.

Because this case is subject to further appeal, despite the fact that the ultimate outcome currently is unknown, we have accrued for the District Court's original judgment in our financial statements. If the District Court's original judgment is ultimately affirmed in its entirety, the $119.6 million plus the then determined amount of post-judgment interest and costs would become payable. This could have an adverse effect on our liquidity.

In the normal course of business, we have other various lawsuits and related disputed claims. Although we currently believe the resolution of these lawsuits and claims, individually or in the aggregate, would not have a material adverse effect on our financial condition or results of operations, our assessment of our current litigation and other legal proceedings could change in light of the discovery of facts with respect to legal actions or other proceedings pending against us not presently known to us or determinations by judges, juries or other finders of fact which are not in accord with our evaluation of the possible liability or outcome of such litigation or proceedings. Therefore, there can be no assurance that outcomes of future legal proceedings would not have an adverse effect on our liquidity and capital resources.

Certain federal income tax deductions currently available with respect to natural gas and oil exploration and development may be eliminated, as a result of future legislation.

The Fiscal Year 2013 Budget proposed by the President recommends elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies, and legislation has been introduced in Congress which would implement many of these proposals. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities, including the production of oil and gas; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective.

The passage of this legislation or any other similar change in U.S. federal income tax law could eliminate or postpone certain tax deductions that are currently available with respect to natural gas and oil exploration and development, and any such change could have an adverse effect on our financial position.

Risks relating to our indebtedness and the notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have, and after the offering will continue to have, a significant amount of indebtedness. As of December 31, 2011, after giving effect to this offering and the use of proceeds therefrom (including the purchase of all of our 2017 Senior Notes in the Tender Offer and the repayment of outstanding amounts under our senior revolving credit facility), our total debt would have been approximately $750 million (all of which would have been represented by the notes) and we would have had unused commitments of $797.5 million under our senior revolving credit facility (after giving effect to $2.5 million of outstanding letters of credit). In addition, although only $800.0 million is currently committed under our senior revolving credit facility, as of the date of this prospectus supplement we had a borrowing base of 2.0 billion (the next annual redetermination date is April 1, 2012). We have demands on our cash resources in addition to interest expense and principal on the notes, including, among others, operating expenses, capital expenditures and interest and principal payments under our senior revolving credit facility and the notes offered hereby.

Subject to the limits contained in the credit agreement governing our senior revolving credit facility, the indenture that will govern the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•
making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•
requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•
increasing our vulnerability to general adverse economic and industry conditions;

•
exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the senior revolving credit facility, are at variable rates of interest;

•
limiting our flexibility in planning for and reacting to changes in the oil and gas industry;

•
placing us at a disadvantage compared to other, less leveraged competitors; and

•
increasing our cost of borrowing.

In addition, the indenture that will govern the notes and the credit agreement governing our senior revolving credit facility contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, and to satisfy our other liabilities depends on our financial condition and operating performance, which are subject to prevailing economic, capital markets and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. In addition, our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under our senior revolving credit facility bear interest at floating rates. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the senior revolving credit facility and the indenture that will govern the notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See "Description of other indebtedness" and "Description of notes" in this prospectus supplement.

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which may not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture that will govern the notes and the credit agreement governing the senior revolving credit facility will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the senior revolving credit facility could terminate their commitments to loan money, and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture that will govern the notes and the credit agreement governing our senior revolving credit facility will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, if any, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, after giving effect to this offering and the use of proceeds therefrom, as of December 31, 2011, our senior revolving credit facility would have provided for unused commitments of $797.5 million (after giving effect to $2.5 million of outstanding letters of credit). In addition, although only $800.0 million is currently committed under our senior revolving credit facility, as of the date of this prospectus supplement we had a borrowing base of 2.0 billion (the next annual redetermination date is April 1, 2012). If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See "Description of other indebtedness" and "Description of notes" in this prospectus supplement.

The terms of the credit agreement governing our senior revolving credit facility and the indenture that will govern the notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture that will govern the notes offered hereby and the credit agreement governing our senior revolving credit facility will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•
incur additional indebtedness and guarantee indebtedness;

•
pay dividends or make other distributions or repurchase or redeem capital stock;

•
prepay, redeem or repurchase certain debt;

•
issue certain preferred stock or similar equity securities;

•
make loans and investments;

•
sell or otherwise dispose of assets, including capital stock of subsidiaries;

•
incur liens;

•
enter into transactions with affiliates;

•
alter the businesses we conduct;

•
enter into agreements restricting our subsidiaries' ability to pay dividends; and

•
consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our senior revolving credit facility will require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussions under the headings "Description of notes—Certain covenants," and "Description of other indebtedness" in this prospectus supplement for further information about these covenants.

A breach of the covenants or restrictions under the indenture that will govern the notes or under the credit agreement governing our senior revolving credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our senior revolving credit facility would permit the lenders under our senior revolving credit facility to terminate all commitments to extend further credit under that facility. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•
limited in how we conduct our business;

•
unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•
unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

If the notes receive an investment grade rating, we will no longer be subject to most of the covenants in the indenture that will govern the notes.

If at any time the notes receive an "investment grade rating" from both Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, and no default exists under the indenture, we will no longer be subject to most of the covenants set forth in the indenture. In the event of such release, the covenants will not be restored, even if the notes are later rated below investment grade by either or both of the rating agencies. See "Description of notes—Certain covenants—Covenant termination".

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes will be effectively subordinated to our and our subsidiary guarantors' indebtedness under any secured indebtedness we may incur to the extent of the value of the property securing that indebtedness.

The indenture that will govern the notes and our senior revolving credit facility allows us to incur secured debt. The notes and the guarantees will be effectively subordinated to any secured debt of us and the subsidiary guarantors to the extent of the value of the property securing such indebtedness. The effect of subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness would be available to pay obligations on the notes only after all indebtedness under any secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors' bankruptcy, insolvency, liquidation, dissolution or reorganization. As of December 31, 2011, we did not have any secured indebtedness.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee the senior revolving credit facility or that guarantee certain of our other indebtedness, subject to certain exceptions. Except for such subsidiary guarantors of the notes, our subsidiaries, including any future non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary's creditors (including trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment.

In addition, the indenture that will govern the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

As of and for the year ended December 31, 2011, our non-guarantor subsidiaries had no operations, assets, liabilities or obligations, excluding intercompany amounts.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

•
the designation of that subsidiary guarantor as an unrestricted subsidiary; or

•
the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor is in compliance with the indenture and all of the obligations of such subsidiary guarantor under all credit facilities and any other agreements evidencing any of our or our restricted subsidiaries other indebtedness terminate upon consummation of such sale or other disposition.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See "Description of notes—Subsidiary guarantees" in this prospectus supplement.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the senior revolving credit facility, a change in control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the senior revolving credit facility and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our senior revolving credit facility would be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our senior revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a "change of control" that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See "Description of notes—Change of control" in this prospectus supplement.

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of "substantially all" of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the note guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•
we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•
the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•
we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor's ability to pay as they mature; or

•
we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors' other debt. In general, however, a court would deem an entity insolvent if:

•
the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•
it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established public market. Although the underwriters have informed us that they intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, a liquid market may not develop for the notes, you may not be able to sell your notes at a particular time and the prices that you receive when you sell the notes may not be favorable.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $737 million after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds from this offering to fund the Tender Offer and/or the Redemption and for general corporate purposes, including reducing borrowings under our senior revolving credit facility by approximately $225.0 million ($55 million outstanding at December 31, 2011 plus an additional $170 million in subsequent borrowings as of March 20, 2012). The 2017 Senior Notes subject to the Tender Offer bear interest at a rate of 7 1/8% per annum and mature on May 1, 2017. Our senior revolving credit facility matures on July 14, 2016. At our option, borrowings under the senior revolving credit facility may bear interest based on either a LIBOR rate or the higher of the federal funds effective rate, LIBOR or a prime rate plus, in each case, an additional amount based on our leverage ratio as described more fully under "Description of other indebtedness." As of December 31, 2011, borrowings bore interest at a prime interest rate of 4%.

J.P. Morgan Securities LLC is serving as dealer manager and consent solicitation agent for the Tender Offer and Consent Solicitation. Certain of the underwriters and their affiliates are lenders to us under our senior revolving credit facility and may own certain of the 2017 Senior Notes subject to the Tender Offer, and may therefore receive a portion of the offering proceeds.

 Capitalization

The following table sets forth, as of December 31, 2011, our actual historical cash and cash equivalents and capitalization and our cash and cash equivalents and capitalization as adjusted to give pro forma effect to this offering and the application of the net proceeds from the offering as described in "Use of proceeds."

You should read this table along with our audited consolidated financial statements and related notes and the other financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2011
(dollars in thousands)	Actual	As adjusted(1)

	(unaudited)
Cash and cash equivalents(2)	$2,406	$320,873

Long-term debt:
Senior revolving credit facility(2)	$55,000	$—
7.125% Senior Notes due 2017	350,000	—
5.875% Senior Notes due 2022 offered hereby	—	750,000

Total long-term debt	405,000	750,000
Total stockholders' equity(3)	3,130,613	3,122,480

Total capitalization	$3,535,613	$3,872,480

(1)   Assumes all of the 2017 Senior Notes are tendered and purchased in the Tender Offer on the date of issuance of the 5.875% Senior Notes due 2022 offered hereby at an aggregate purchase price of approximately $365 million, including estimated fees and expenses related to the Tender Offer and Consent Solicitation.

(2)   As of March 20, 2012, we had $225 million outstanding under our senior revolving credit facility. As of that date, on a pro forma basis after giving effect to this offering and the application of the net proceeds from the offering as described in "Use of proceeds," we would have had cash and cash equivalents of $151 million.

(3)   The change in stockholders' equity results from an estimated pre-tax loss of $12.8 million (after tax loss of $8.1 million) to be realized from the purchase of the 2017 Senior Notes in the Tender Offer.

 Ratio of earnings to fixed charges

The following table sets forth our computation of ratio of earnings to fixed charges:

	Years ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007

Earnings:
Income (loss) from continuing operations before income taxes and cumulative change in accounting principle	$841,481	$913,731	$(488,481)	$(1,451,649)	$542,724
Additions:
Fixed charges as shown below	37,380	38,641	41,780	35,214	39,915
Distributions received from equity-method investees	—	—	—	39	3,015
	37,380	38,641	41,780	35,253	42,930
Subtractions:
Equity in income of investees	—	—	(2,353)	39	4,194
Interest capitalized	29,057	29,215	23,408	22,108	19,680
	29,057	29,215	21,055	22,147	23,874
Earnings (losses) as adjusted	$849,804	$923,157	$(467,756)	$(1,438,543)	$561,780
Fixed charges:
Interest on indebtedness, expensed or capitalized	35,611	36,527	39,615	32,064	37,966
Amortization of discount on indebtedness, expensed or capitalized	—	86	162	1,014	1,139
Amortization of premium on indebtedness, expensed or capitalized	—	—	—	—	(1,146)
Interest within rent expense	1,769	2,028	2,003	2,136	1,956
Total fixed charges	$37,380	$38,641	$41,780	$35,214	$39,915
Ratio of earnings to fixed charges	22.7	23.9	— (1)	— (2)	14.1

(1)   In 2009, earnings were insufficient to cover fixed charges by $509.5 million and therefore no ratio is shown. The insufficiency was primarily a result of a non-cash impairment of oil and gas properties totaling $791 million that was recorded due to a significant decrease in natural gas prices during the first quarter of 2009.

(2)   In 2008, earnings were insufficient to cover fixed charges by $1.474 billion and therefore no ratio is shown. The insufficiency was primarily a result of non-cash impairments of oil and gas properties totaling $2.2 billion that were recorded due to declines in commodity prices during the last half of 2008.

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income from continuing operations before income taxes and cumulative change in accounting principle plus distributions received from equity investments, and fixed charges, minus income from equity investees and capitalized interest. Fixed charges consist of interest expensed, which includes amortization of the discount and premium related to indebtedness, an estimated interest component in net rental expense, and interest capitalized.

Description of other indebtedness

Senior revolving credit facility

In July 2011, we entered into a new five-year senior unsecured revolving credit facility ("Credit Facility"). The Credit Facility provides for a borrowing base of $2.0 billion with aggregate commitments of $800 million from 14 lenders. The facility matures on July 14, 2016.

The borrowing base under the Credit Facility is determined at the discretion of lenders based on the value of our proved reserves and other information as the administrative agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria. The next regular annual redetermination date is on April 1, 2012.

At our option, borrowings under the Credit Facility may bear interest at either (a) LIBOR plus 1.75-2.5%, based on our leverage ratio, or (b) the higher of (i) a prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) adjusted one-month LIBOR plus 1.0% plus, in each case, an additional 0.75-1.5%, based on our leverage ratio.

The Credit Facility also has financial covenants that include the maintenance of current assets (including unused lender commitments) to current liabilities of greater than 1.0 to 1.0. We also must maintain a leverage ratio of total debt to earnings before interest expense, income taxes and noncash items (such as depreciation, depletion and amortization expense, unrealized gains and losses on commodity derivatives, ceiling test write-downs, and goodwill impairments) of not more than 3.5 to 1.0. Other covenants could limit our ability to: incur additional indebtedness, pay dividends, repurchase our common stock, or sell assets. As of December 31, 2011, we were in compliance with all of the financial and nonfinancial covenants.

At December 31, 2011, there were $55.0 million of borrowings outstanding under the credit facility at a prime interest rate of 4%. We also had letters of credit outstanding of $2.5 million leaving an unused borrowing availability of $742.5 million. As of March 20, 2012, we had $225 million of borrowings outstanding under the credit facility.

7 1/8% Senior Notes due 2017

In May 2007, we issued $350 million of 7 1/8% senior unsecured notes that mature May 1, 2017 at par. Interest on the notes is payable May 1 and November 1 of each year. The notes are governed by an indenture containing covenants that could limit, among other things, our ability to incur additional indebtedness, pay dividends, repurchase our common stock and certain debt or make investments and other restricted payments. Our ability to incur liens, enter into sale/leaseback transactions, engage in transactions with affiliates, sell assets, and consolidate, merge or transfer assets could also be restricted.

The notes are redeemable at our option, in whole or in part, at any time on and after May 1, 2012 at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest, if any, to the date of redemption.

Year	Percentage

2012	103.563%
2013	102.375%
2014	101.188%
2015 and thereafter	100.000%

If a specified change of control occurs, subject to certain conditions, we must make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase.

These notes are the subject of a Tender Offer and Consent Solicitation and we currently expect to redeem any notes not tendered in the Tender Offer. See "Summary—Recent events—Tender offer and consent solicitation and redemption."

Description of notes

The Company will issue the Notes under the Indenture to be dated as of the Issue Date among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by a supplemental indenture to be dated as of the Issue Date (as supplemented, the "Indenture"). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $750.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the then applicable covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this Prospectus.

You will find the definitions of capitalized terms used in this description under the heading "—Certain definitions." For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Cimarex Energy Co. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The notes.    The Notes:

•
are general unsecured, senior obligations of the Company;

•
are limited to an aggregate principal amount of $750.0 million, subject to our ability to issue Additional Notes;

•
mature on May 1, 2022;

•
will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•
will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-entry, delivery and form;"

•
rank equally in right of payment to any senior Indebtedness of the Company, without giving effect to any collateral arrangements; and

•
are unconditionally guaranteed on a senior unsecured basis by each Subsidiary Guarantor. See "Subsidiary guarantees."

Interest.    Interest on the Notes will compound semi-annually and:

•
accrue at the rate of 5.875% per annum;

•
accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•
be payable in cash semi-annually in arrears on May 1 and November 1, commencing on November 1, 2012;

•
be payable to the holders of record on the April 15 and October 15 immediately preceding the related interest payment dates; and

•
be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until May 1, 2017. On and after May 1, 2017, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage

2017	102.938%
2018	101.958%
2019	100.979%
2020 and thereafter	100.000%

Prior to May 1, 2015, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)   at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption; and

(2)   the redemption occurs within 60 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

In addition, at any time prior to May 1, 2017, the Notes may be redeemed, in whole but not in part, at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

"Applicable Premium" means, with respect to a Note on any date of redemption prior to May 1, 2017 the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of (a) the present value at such time of (i) the redemption price of such Note on May 1, 2017

(such redemption price being described under the first paragraph under "Optional redemption") plus (ii) all required interest payments due on such Note through May 1, 2017 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then-outstanding principal amount of such Note.

"Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2017; provided, however, that if the period from the redemption date to May 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

The Company and its Subsidiaries and Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated and will be effectively subordinated to any secured Indebtedness and liabilities of our Subsidiaries that do not guarantee the Notes. Each of the Subsidiary Guarantees will be effectively subordinated to any secured Indebtedness of such Subsidiary Guarantor. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any senior secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure such senior secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such senior secured Indebtedness has been repaid in full from such assets. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under "Defeasance" below) will not be subordinated to any Senior Indebtedness or subject to these restrictions. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

Assuming that we had completed the offering of the Notes and applied the net proceeds we receive therefrom in the manner described under "Use of proceeds," as of December 31, 2011:

•
the Company and the Subsidiary Guarantors would have had approximately $750.0 million of total Indebtedness (represented by the Notes);

•
the Company and the Subsidiary Guarantors would not have had any secured Indebtedness or subordinated Indebtedness; and

•
the Company would have had commitments available to be borrowed under the Senior Credit Agreement (borrowing base of $2.0 billion) of $797.5 million (after giving effect to $2.5 million of outstanding letters of credit), all of which, if borrowed, would rank equally in right of payment to the Notes.

As of and for the year ended December 31, 2011, our non-guarantor Subsidiaries had no operations, assets, liabilities or obligations (other than inter-company obligations).

Subsidiary guarantees

The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company's obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including, without limitation, reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with all existing and future Indebtedness of such Subsidiary Guarantors that is not expressly subordinated to the obligations arising under the Subsidiary Guarantees and will be effectively subordinated to any secured Indebtedness of our Subsidiary Guarantors.

Assuming that we had completed the offering of the Notes and applied the net proceeds we receive therefrom in the manner described under "Use of proceeds," as of December 31, 2011, there would have been no outstanding Indebtedness of Subsidiary Guarantors other than the Subsidiary Guarantees of the Notes and guarantees under our Senior Credit Agreement.

Although the Indenture will limit the amount of indebtedness that the Company and any Restricted Subsidiaries may Incur, such indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk factors—Risks relating to our indebtedness and the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes."

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not the Company or a Restricted Subsidiary of the Company

(after giving effect to the sale or other disposition), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)   the sale or other disposition is in compliance with the Indenture, including the covenants "Certain covenants—Limitation on sales of assets and subsidiary stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and "Certain covenants—Merger and consolidation;" and

(2)   all the obligations of such Subsidiary Guarantor under all Credit Facilities and any other agreements evidencing any other Indebtedness of the Company or its Restricted Subsidiaries (after giving effect to the sale or other disposition) terminate upon consummation of such transaction.

In the event that a Subsidiary Guarantor is released and discharged (except as a result of payment under such Guarantees) in full from all of its obligations under its Guarantees of the Senior Credit Agreement and all other Indebtedness of the Company and its other Restricted Subsidiaries, then such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee as specified under the covenant "Certain covenants—Future subsidiary guarantors."

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the Notes or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

In the event that any released Subsidiary Guarantor thereafter Guarantees Indebtedness of the Company under the Senior Credit Agreement or Guarantees any other Indebtedness of the Company or any Restricted Subsidiary in excess of $10.0 million, such former Subsidiary Guarantor will again provide a Subsidiary Guarantee. See "Certain covenants—Future subsidiary guarantors."

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "—Optional redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under "—Optional redemption," or at the Company's option, prior to such Change of Control but after it is publicly announced, the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

(1)   that a Change of Control has occurred or will occur and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

(2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with the requirements under the Exchange Act) (the "Change of Control Payment Date"); provided that the Change of Control Payment Date may not occur prior to the Change of Control; and

(3)   the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)   accept for payment all Notes or portions of Notes (of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)   deposit, to the extent not previously deposited for such purpose, with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)   deliver or cause to be delivered to the Trustee the Notes, to the extent not previously delivered for such purpose, so accepted and an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The paying agent will deliver the Change of Control Payment for such Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement will, and other Indebtedness may, prohibit the Company's prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Senior Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite waivers or consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture likely will result in a cross-default under the Senior Credit Agreement and other Indebtedness.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain covenants

Covenant termination

From and after the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture summarized under the subheadings below:

•
"—Limitation on indebtedness,"
•
"—Limitation on restricted payments,"
•
"—Limitation on restrictions on distributions from restricted subsidiaries,"
•
"—Limitation on sales of assets and subsidiary stock,"
•
"—Limitation on affiliate transactions,"
•
"—Limitation on lines of business," and
•
Clause (3) of the first paragraph of "—Merger and consolidation."

(collectively, the "Eliminated Covenants"), even if the Notes subsequently cease to have Investment Grade Ratings. As a result, after the date on which the Company and its Restricted Subsidiaries are no longer subject to the Eliminated Covenants, the Notes will be entitled to substantially reduced covenant protection.

After the foregoing covenants have been terminated, (i) the Board of Directors of the Company may not designate any of the Company's Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture and (ii) the Company and its Restricted Subsidiaries shall become subject to the covenant described below under "—Limitation on sale/leaseback transactions."

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including, without limitation, Acquired Indebtedness); provided, however, that any of the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)   the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.00; and

(2)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)   Indebtedness of any of the Company and the Subsidiary Guarantors at any time outstanding pursuant to a Credit Facility in an aggregate principal amount up to the greater of (a) $1.4 billion and (b) 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

(2)   Guarantees by (a) any of the Company and the Subsidiary Guarantors of Indebtedness Incurred by the Company or any Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, and (b) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture;

(3)   Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

  (a)   if the Company is the obligor on such Indebtedness and such Indebtedness is owing to and held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

  (b)   if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

  (c)    (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

    (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

  shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(4)   Indebtedness represented by (a) the Notes issued on the Issue Date and the Subsidiary Guarantees thereof, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (4)(a), (6), (8), (9), (10) and (11) of this paragraph) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of this paragraph or Incurred pursuant to the first paragraph of this covenant;

(5)   Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or (ii) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than such ratio immediately prior to such acquisition or merger;

(6)   Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (a) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with the Indenture; (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

(7)   the Incurrence by any of the Company and the Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price or cost of acquisition, construction, improvement or development of assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or developed in the ordinary course of business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed $35.0 million at any time outstanding;

(8)   Indebtedness Incurred in respect of workers' compensation claims, self-insurance obligations, bid, performance, surety, appeal and similar bonds, bankers' acceptances, completion guarantees, and similar instruments provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(9)   Indebtedness arising from agreements of any of the Company and the Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, properties or assets of the Company or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(11) Indebtedness relating to Hydrocarbon balancing positions arising in the ordinary course of business;

(12) Indebtedness of any of the Company and the Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all of the Notes or (b) deposited to defease or satisfy the Notes as described below under "—Defeasance" or "—Satisfaction and discharge;" and

(13) in addition to the items referred to in clauses (1) through (12) above, Indebtedness of any of the Company and the Restricted Subsidiaries in an aggregate outstanding principal amount (or accreted value, as the case may be) which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $75.0 million at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)   subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses or paragraphs;

(2)   all Indebtedness outstanding on the Issue Date and thereafter Incurred under the Senior Credit Agreement (for the avoidance of doubt, including as such Senior Credit Agreement may be amended, restated, modified, renewed, restructured, supplemented, extended, substituted, refunded, replaced or refinanced in whole or in part from time to time as described in the definition thereof), and all Indebtedness (or portion thereof) Incurred under clause (1) of the second paragraph of this covenant, shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant and may not later be reclassified;

(3)   Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)   if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)   the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7)   the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(8)   the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "—Limitation on indebtedness" covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing the Indebtedness being refinanced and fees and expenses Incurred in connection therewith. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)   declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including, without limitation, any payment thereof in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

  (a)   dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

  (b)   dividends or distributions payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of the applicable class or classes of Capital Stock on a pro rata basis);

(2)   purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (a) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant "—Limitation on indebtedness" or (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)   make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (a)   a Default shall have occurred and be continuing (or would result therefrom); or

  (b)   the Company is not able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph under the "—Limitation on indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

  (c)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

    (i)    50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

    (ii)   100% of the aggregate Net Cash Proceeds, or the fair market value of property other than cash, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds or property received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption "—Optional redemption;"

    (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange);

    (iv)  the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

      (A)  repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of cash or assets (including, without limitation, by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

      (B)   the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; and

    (v)   any amount that previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided, that the obligation arising under such Guarantee no longer exists (and excluding any amount actually paid by the Company or any Restricted Subsidiary to satisfy its obligations under such Guarantee); and

The provisions of the preceding paragraph will not prohibit:

(1)   any Restricted Payment (other than a Restricted Payment described in clause (1) of the definition of "Restricted Payment") made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments; provided, further, that the Net Cash Proceeds or property other than cash received from such sale of Capital Stock to the extent such proceeds are used to make such Restricted Payments will be excluded from clause (4)(c)(ii) of the preceding paragraph;

(2)   any principal payment on, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any principal payment on, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)   any principal payment on, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)   so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under "—Limitation on sales of assets and subsidiary stock" below; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(5)   the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with this provision; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(6)   so long as no Default or Event of Default has occurred and is continuing,

  (a)   the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing or former officers, directors, employees, management or consultants of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate officers, directors, employees, management or consultants; provided that such Capital Stock, or options, warrants or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years) and $5.0 million in the aggregate for all such redemptions and repurchases, plus (i) the amount of any capital contributions to the Company as a result of sales of Capital Stock, or options, warrants or other rights to purchase or acquire Capital Stock, of the Company or any direct or indirect parent of the Company to such persons, plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date less (iii) the amount of any Restricted Payments previously made pursuant to subclauses (i) and (ii) of this clause (6)(a) (provided, however, that the Net Cash Proceeds from such sale of Capital Stock to the extent such proceeds are used to make such Restricted Payments will be excluded from clause (4)(c)(ii) of the preceding paragraph and provided, further, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments); and

  (b)   loans or advances to employees, officers, directors, management or consultants of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(7)   so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(8)   repurchases of Capital Stock (i) deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents all or a portion of the exercise price thereof or (ii) to pay related withholding taxes payable by any future, present or former employee, officer or director upon exercise of stock options, or upon the grant, vesting or payment of other equity compensation awards (whether such Capital Stock is withheld from the Capital Stock otherwise issuable or is delivered by the holder of the option or other award in satisfaction of any obligation), including, without limitation, such repurchases of Capital Stock in connection with equity compensation plans; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(9)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation or Guarantor Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation or Guarantor Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the "—Change of control" covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "—Limitation on sales of assets and subsidiary stock" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(10) so long as no Default or Event of Default has occurred and is continuing, the payment of dividends on the Company's Common Stock of an amount not to exceed $50.0 million in the aggregate during any calendar year pursuant to this clause (10); provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of Restricted Payments;

(11) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction that is not prohibited by the Indenture (including, without limitation, in connection with the conversion of convertible Indebtedness into Capital Stock); provided, however, that such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(12) payments to dissenting stockholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however, that such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(13) [reserved];

(14) so long as no Default or Event of Default has occurred and is continuing, the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants or other rights to purchase or acquire Capital Stock, of the Company pursuant to a stock repurchase program authorized by the Board of Directors of the Company for an aggregate amount not to exceed $200.0 million after the Issue Date; provided, however, that such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; and

(15) Restricted Payments in an amount not to exceed $35.0 million; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including, without limitation, Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets or income or profits therefrom, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on sale/leaseback transactions

From and after the occurrence of an Investment Grade Rating Event, the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as conclusively determined by the Board of Directors of the Company or such Restricted Subsidiary) of the property subject to such transaction;

(2)   the Company or such Restricted Subsidiary could have Incurred Indebtedness at the time of such Sale/Leaseback Transaction in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on indebtedness" as if such covenant was not an Eliminated Covenant at the time of such Incurrence; and

(3)   the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "—Limitation on sales of assets and subsidiary stock" (as if such covenant was not an Eliminated Covenant for purposes of this clause (3)) (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant as if such covenant was not an Eliminated Covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)   pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and any subordination of such Indebtedness or other obligations shall be deemed not to be an encumbrance or restriction on the ability to pay dividends or make any other distributions on Capital Stock);

(2)   make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall be deemed not to be an encumbrance or restriction on the ability to make loans or advances); or

(3)   sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

  (a)   any encumbrance or restriction pursuant to an agreement or instrument in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the Notes, the Subsidiary Guarantees, and the Senior Credit Agreement (and related documentation);

  (b)   any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to any agreement or instrument that is in existence at the time such Person becomes a Restricted Subsidiary (and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary); provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to the Indenture;

  (c)    any encumbrance or restriction pursuant to any agreement or instrument governing any Acquired Indebtedness or other agreement or instrument of any Person or related to property, assets or Capital Stock of a Person acquired by or merged into or consolidated with the Company or any Restricted Subsidiary; provided, that such encumbrance or restriction (i) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (ii) shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to the Indenture;

  (d)   any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in any of clauses (a), (b) or (c) of this paragraph or this clause (d) or contained in any amendment, restatement, modification, renewal, restructuring, supplement, extension, substitution, refunding, replacement or refinancing of an agreement referred to in any of such clauses; provided, however, that, in the good faith reasonable determination of the Company, the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

  (e)   in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

    (i)    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements related to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements related to leasehold interests in Oil and Gas Properties), license or other contract;

    (ii)   contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

    (iii)  pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; or

    (iv)  contained in any agreement creating Hedging Obligations permitted from time to time under the Indenture;

  (f)    (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

  (g)   any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or other disposition of the Capital Stock, property or assets of such Restricted Subsidiary (or the property or assets that are subject to such encumbrance or restriction) pending the closing of such sale or disposition;

  (h)   any customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of "Permitted Business Investment;"

  (i)    deposit arrangements or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

  (j)    in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction that is a Lien otherwise permitted to be Incurred pursuant to the covenant described under "—Limitation on liens";

  (k)   [reserved]; and

  (l)    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on sales of assets and subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value, including as to the value of all non-cash consideration, as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition;

(2)   at least 75% of the aggregate consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition and all other Asset Dispositions since the Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents; and

(3)   except as provided in the next paragraph, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied within 365 days from the later of the date of such Asset Disposition and the receipt of such Net Available Cash, by the Company or any one or more Restricted Subsidiaries:

  (a)   to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Wholly Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a Wholly Owned Subsidiary that is a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

  (b)   to the extent the Company or any Restricted Subsidiary elects, to invest in Additional Assets;

provided that the Company and its Restricted Subsidiaries may make any combination of prepayment, repayment, purchase or investment permitted by clause (a) or clause (b) above and, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above or pursuant to an Asset Disposition Offer described below, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (b) above, a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 120 days of such commitment (an "Acceptable Commitment") and such Net

Available Cash is actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 120 days from the date of the Acceptable Commitment.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." Within 30 days following the 365th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate or other purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes in connection with the Asset Disposition Offer. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on or before the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1)   the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above); and

(2)   securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that, within 180 days of receipt thereof, are converted, sold or exchanged by the Company or such Restricted Subsidiary into or for cash.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict. See "Description of other indebtedness."

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

(1)   the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

(2)   in the event such Affiliate Transaction involves an aggregate consideration to the Affiliate of the Company with a value in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)   in the event such Affiliate Transaction involves an aggregate consideration to the Affiliate of the Company with a value in excess of $50.0 million, the Company has received a written opinion from an independent investment banking, engineering, consulting, accounting or appraisal firm of nationally recognized standing, or other recognized firm or expert that in the judgment of the Board of Directors of the Company is independent and qualified to render such opinion, either (i) that such Affiliate Transaction is fair, from a financial point of view, to the Company or the applicable Restricted Subsidiary, as the case may be, or (ii) that the terms of such Affiliate Transaction are not materially less favorable to the Company or the applicable Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on restricted payments" or any Permitted Investment (other than a Permitted Investment referred to in clauses (1) (other than with respect to clause (4) below), (2) and (12) of the definition thereof);

(2)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or other employee benefits plans and/or insurance and indemnification arrangements approved by the Board of Directors of the Company or the applicable Restricted Subsidiary provided to or for the benefit of directors, officers, employees, managers or consultants who are Affiliates of the Company;

(3)   loans or advances to employees, officers, directors, managers and consultants who are Affiliates of the Company in the ordinary course of business of the Company or any Restricted Subsidiary, in an aggregate principal amount not in excess of $2.0 million with respect to all loans or advances at any one time outstanding;

(4)   any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "—Limitations on indebtedness;"

(5)   any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted

Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(6)   the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(7)   the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

(8)   transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates of the Company, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the good faith reasonable determination of the Company, such transactions are on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary from a Person that is not an Affiliate;

(9)   any issuance or sale of Capital Stock or debt securities made to an Affiliate of the Company on the same terms as are being made to the non-Affiliate investors in any public or private issuance or sale of such Capital Stock or debt securities; provided, that any such issuance or sale complies with the requirements of clause (1) of the first paragraph of this covenant; and

(10) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith.

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and the aggregate amount of net assets of all such Unrestricted Subsidiaries exceeds the greater of

$15.0 million and 0.5% of Adjusted Consolidated Net Tangible Assets determined as of the filing date of any quarterly or annual report required by the preceding paragraph, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in "Management's Discussion and Analysis of Results of Operations and Financial Condition," of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations under this covenant to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Subsidiary Guarantors and the Subsidiaries of the Company that are not Subsidiary Guarantors in the manner prescribed by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)   the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; provided, that if the Successor Company is not a corporation, a corporate Wholly Owned Subsidiary that is a Restricted Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia shall become a co-issuer of the Notes;

(2)   immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four quarter period, either (A) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "—Limitation on indebtedness" covenant or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately before such transaction;

(4)   each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes; and

(5)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

Notwithstanding the preceding clauses (2) and (3), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless:

(1)   (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the

District of Columbia and shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes; (b) immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any of its Subsidiaries that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(2)   if applicable, the transaction is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" (it being understood that only such portion of the Net Available Cash, if any, as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and this "—Merger and consolidation" covenant.

Future subsidiary guarantors

The Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary) that Guarantees, on the Issue Date or any time thereafter, Indebtedness of the Company under the Senior Credit Agreement or any other Indebtedness of the Company or any Restricted Subsidiary in excess of $10.0 million to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior unsecured basis and all other obligations under the Indenture on an senior unsecured basis.

Notwithstanding the foregoing, in the event (a) a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees (except a release or discharge by or as a result of payment under such Guarantee) of (1) the Senior Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, including the Guarantee that resulted in the obligation of such Subsidiary Guarantor to Guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture and (b) such Subsidiary Guarantor has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant "—Limitation on indebtedness" or such Subsidiary Guarantor's obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the second paragraph of "—Limitation on indebtedness," then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Subsidiary Guarantee shall also be released in accordance with the provisions of the Indenture described under "Subsidiary guarantees."

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any material business other than the Oil and Gas Business.

Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, and the Company will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

Each of the following is an Event of Default:

(1)   default in any payment of interest on any Note when due, continued for 30 days;

(2)   default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)   failure by the Company or any Subsidiary Guarantor to comply with its obligations under "—Certain covenants—Merger and consolidation;"

(4)   failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of their obligations under the covenant described under "—Change of control" above or under the covenants described under "—Certain covenants" above (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with "—Certain covenants—Merger and consolidation" which constitutes an Event of Default under clause (3) above or (c) a failure to comply with "—Certain covenants—SEC reports" or "—Certain covenants—Payments for consent," which constitutes an Event of Default under clause (5) below);

(5)   failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes (other than a failure to comply with "—Certain covenants—SEC reports"), or a failure by the Company to comply, for 90 days after notice as provided below, with its agreements under "—Certain covenants—SEC reports;"

(6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

  (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

  (b)   results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, aggregates $50.0 million or more;

(7)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

(8)   failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and no longer subject to appeal (the "judgment default provision"); or

(9)   any Subsidiary Guarantee of a Significant Subsidiary or any group of Subsidiary Guarantors that taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Such notice must specify the Event of Default and state that such notice is a "Notice of Acceleration." Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "—Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the written notice of declaration of acceleration of the Notes with respect thereto is received by the Company and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)   such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)   holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)   such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)   the holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the

Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture, the Notes or any Subsidiary Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the holders of Notes notice of any continuing Default if and so long as the board of directors or a committee of the board of directors of the Trustee or a committee of its Responsible Officers and/or a Responsible Officer of the Trustee in good faith determines that withholding the notice is in the interests of the holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting holder), among other things:

(1)   reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)   reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)   reduce the principal of or extend the Stated Maturity of any Note;

(4)   waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)   reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "—Optional redemption," "—Change of control" or "—Certain covenants—Limitation on sales of assets and subsidiary stock" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of "Asset Disposition" and "Change of Control");

(6)   make any Note payable in money other than that stated in the Note;

(7)   impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

(8)   make any change in the amendment or waiver provisions which require each holder's consent; or

(9)   modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Subsidiary Guarantees to:

(1)   cure any ambiguity, omission, defect or inconsistency;

(2)   provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes or the Subsidiary Guarantees in accordance with "—Certain covenants—Merger and consolidation;"

(3)   provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4)   add Guarantees with respect to the Notes in accordance with the applicable provisions of the Indenture;

(5)   release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(6)   secure the Notes and the Subsidiary Guarantees;

(7)   add covenants of the Company, any Subsidiary Guarantor or other obligor under the Indenture, Notes or Subsidiary Guarantees, as the case may be, or Events of Default for the benefit of the holders of the Notes or to make changes that would provide additional rights to the holders of the Notes or to surrender any right or power conferred upon the Company, any Subsidiary Guarantor or other such obligor;

(8)   make any change that does not adversely affect the legal or contractual rights of any holder under the Indenture, the Notes or the Subsidiary Guarantees;

(9)   evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10) provide for the issuance of Additional Notes permitted to be issued under the Indenture in accordance with the limitations described in the Indenture;

(11) comply with the rules of any applicable securities depositary; or

(12) conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this "Description of notes" to the extent that such provision in this "Description of notes" was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of any amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes issued under the Indenture ("legal defeasance") except for:

(1)   the rights of holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

(4)   the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Subsidiary Guarantees in effect at such time will be automatically released.

The Company at any time may terminate its obligations described under "—Change of control" and under the covenants described under "—Certain covenants" (other than "—Merger and consolidation"), the operation of the payment default provision, cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under "—Events of default" above and the limitations contained in clause (3) of the first paragraph under "—Certain covenants—Merger and consolidation" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) (only with respect to covenants that are released as a result of such covenant defeasance), (6), (7) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), (8) or (9) under "—Events of default" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Certain covenants—Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including, without limitation, delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

If the Company fails to comply with its remaining obligations under the Indenture with respect to the Notes following a covenant defeasance and the Notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default; however, the Company will remain liable in respect of such payments.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)   all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)
(a)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with such Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

  (b)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

  (c)    the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

  (d)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, manager, member, partner, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

 Certain definitions

"Acquired Indebtedness" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

"Additional Assets" means:

(1)   any property, plant, equipment or other asset (excluding current assets) to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(2)   capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(3)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

"Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

(a)   the sum of:

  (i)    the Company's good faith estimate of discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

    (A)  estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

    (B)   estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development, exploitation or other related activities, in each case calculated in accordance with SEC guidelines (utilizing the average of the previous twelve months' prices prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

    (C)   estimated proved oil and gas reserves produced or disposed of since such year end, and

    (D)  estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the average of the previous twelve months' prices prior to the date of determination), in each case as estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

  (ii)   the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly consolidated financial statements;

  (iii)  the Net Working Capital on a date no earlier than the date of the Company's latest available annual or quarterly consolidated financial statements; and

  (iv)  the greater of:

    (A)  the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest available annual or quarterly consolidated financial statements, and

    (B)   the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest available audited consolidated financial statements (provided that, the Company may rely on subclause (A) of this clause (iv) if no appraisal is available or has been obtained); minus

(b)   the sum of:

  (i)    any amount included in (a)(i) through (a)(iv) above that is attributable to Minority Interests;

  (ii)   any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited consolidated financial statements (to the extent not deducted in calculating Net Working Capital of the Company in accordance with clause (a)(iii) above of this definition);

  (iii)  to the extent included in (a)(i) above, the Company's good faith estimate of discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

  (iv)  to the extent included in (a)(i) above, the Company's good faith estimate of discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, "Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Company were still using the full cost method of accounting.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including, without limitation, any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)   a disposition of property or other assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(2)   the disposition of cash or Cash Equivalents in the ordinary course of business;

(3)   a disposition of Hydrocarbons or mineral products inventory in the ordinary course of the Oil and Gas Business;

(4)   a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)   transactions permitted under "—Certain covenants—Merger and consolidation;"

(6)   an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary or on a pro rata basis to the holders of the Capital Stock of such Restricted Subsidiary immediately prior to such issuance;

(7)   for purposes of "—Certain covenants—Limitation on sales of assets and subsidiary stock" only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction is made in exchange for cash or Cash Equivalents to be received by the Company or its Restricted Subsidiaries) or a disposition subject to "—Certain covenants—Limitation on restricted payments;"

(8)   an Asset Swap;

(9)   dispositions of properties or assets with an aggregate fair market value not to exceed $5.0 million in any fiscal year of the Company;

(10) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) any surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(13) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption "—Certain covenants—Limitation on indebtedness;"

(14) the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(15) foreclosure on assets;

(16) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(17) the disposition (whether or not in the ordinary course of the Oil and Gas Business) of oil and/or gas properties or direct or indirect interests in real property; provided, that at the time of such sale or transfer such properties do not have associated with them any proved reserves capable of being produced in material economic quantities;

(18) the sale or transfer (whether or not in the ordinary course of the Oil and Gas Business) of oil and/or gas properties or direct or indirect interests in real property; provided, that at the time of such sale or transfer such properties do not have associated with them any proved reserves capable of being produced in material economic quantities;

(19) the abandonment, farm-out, exchange, lease or sublease of developed or undeveloped oil and/or gas properties or interests therein in the ordinary course of business or in exchange for oil and/or gas properties or interests therein owned or held by another Person; and

(20) the disposition of Capital Stock in an Unrestricted Subsidiary.

"Asset Swap" means any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with "—Certain covenants—Limitations on sales of assets and subsidiary stock."

"Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligations."

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

"Board of Directors" means, (i) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof, (ii) as to any Person that is a partnership (general or limited), the Board of Directors of a general partner of such partnership or any duly authorized committee thereof, or (iii) with respect to any other Person, the Person or group of Persons serving a similar function or any duly authorized committee thereof;

"Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any Preferred Stock and limited liability company or partnership interests (whether general or limited) of such Person, but excluding any debt securities convertible or exchangeable into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

"Cash Equivalents" means:

(1)   securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a credit rating of at least "A" or the equivalent thereof by either Standard & Poor's or Moody's Investors Service, Inc. (or, if both such rating agencies cease publishing ratings of such investments, an equivalent rating from a nationally recognized rating agency);

(3)   certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's or Moody's Investors Service, Inc. (or, if both such rating agencies cease publishing ratings of such investments, an equivalent rating from a nationally recognized rating agency), and having combined capital and surplus in excess of $500 million;

(4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)   commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's or "P-2" or the equivalent thereof by Moody's Investors Service, Inc. (or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of such investments), and in any case maturing within one year after the date of acquisition thereof;

(6)   interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above; and

(7)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

"Change of Control" means:

(1)   any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); provided, however, that a person or group shall not be deemed the beneficial owner of (a) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange thereunder or (b) any securities the beneficial ownership of which (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation and (ii) is not then reportable on Schedule 13D (or any successor schedule) under the Exchange Act, if applicable; or

(2)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; or

(3)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)   the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Agreement" means any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary in respect of Hydrocarbons or other commodities used, produced, processed or sold by such Person that are customary in the Oil and Gas Business designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of Hydrocarbons or other commodities.

"Common Stock" means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)   if the Company or any Restricted Subsidiary:

  (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

  (b)   has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been (or will be with the proceeds of such transaction) permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)   if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such transaction:

  (a)   the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

  (b)   Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction giving rise to the need to calculate the Consolidated Coverage Ratio, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest

Expense for such period will be calculated after giving pro forma effect thereto (including, without limitation, the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including, without limitation, pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

"Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income or, in the case of clause (7), added in calculating such Consolidated Net Income:

(1)   Consolidated Interest Expense; plus

(2)   Consolidated Income Taxes; plus

(3)   consolidated depletion and depreciation expense; plus

(4)   consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment; plus

(5)   other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(6)   consolidated exploration and abandonment expense (if applicable); less

(7)   the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar Denominated Production Payments and (z) other non-cash items increasing Consolidated Net

Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).

Notwithstanding the preceding sentence, clauses (2) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to or deducted from, as the case may be, Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (7) relating to any Non-Guarantor Restricted Subsidiary are in excess of those necessary to offset a net loss of such Non-Guarantor Restricted Subsidiary or if such Non-Guarantor Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Non-Guarantor Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Non-Guarantor Restricted Subsidiary or its stockholders.

"Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required by any governmental authority to be made by such Person which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

"Consolidated Interest Expense" means, with respect to any Person for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

(1)   interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of a Sale/Leaseback Transaction in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)   amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)   non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

(5)   the interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries;

(6)   net costs pursuant to Hedging Obligations (including amortization of fees) related to Indebtedness provided, however, that if Hedging Obligations result in net benefits rather than net costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)   the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)   Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust, minus, to the extent included above, any interest attributable to Production Payments and Reserve Sales and accretion of interest charges on future plugging and abandonment obligations.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any securitization transaction, factoring agreement or similar transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

"Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)   any net income (loss) of any Person if such Person is not the Company or a Restricted Subsidiary, except that:

  (a)   subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such

  Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Non-Guarantor Restricted Subsidiary, to the limitations contained in clause (2) below); and

  (b)   the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)   any net income (but not loss) of any Non-Guarantor Restricted Subsidiary if such Non-Guarantor Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Non-Guarantor Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (a)   subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Non-Guarantor Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Non-Guarantor Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Non-Guarantor Restricted Subsidiary, to the limitation contained in this clause); and

  (b)   the Company's equity in a net loss of any such Non-Guarantor Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)   any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including, without limitation, pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)   any extraordinary gain or loss;

(5)   any unrealized non-cash gains or losses on charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133);

(6)   the cumulative effect of a change in accounting principles; and

(7)   any asset (including goodwill) impairment or writedown on or related to Oil and Gas Properties under applicable GAAP or SEC guidelines.

"Credit Facility" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Agreement), indentures or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including, without limitation, through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, restructured, supplemented, extended, substituted, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents or other lenders or trustee, whether or not increasing the amount loaned or issued thereunder and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

"Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement as to which such Person is a party or a beneficiary.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Officer" means, with respect to any Person, the Chief Executive Officer, President or Chief Financial Officer of such Person.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof) or upon the happening of any event:

(1)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)   is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)   is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of (a) the date of the Stated Maturity of the Notes or (b) the first date after the Issue Date on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined substantially consistent with the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "—Change of control" and "—Certain covenants—Limitation on sales of assets and subsidiary stock" and such repurchase or redemption complies with "—Certain covenants—Limitation on restricted payments."

"Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"Equity Offering" means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company's Common Stock, or options, warrants or rights, registered on

Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or management of the Company (unless otherwise provided in the indenture) as of the date of contractually agreeing to any transaction that triggers the requirement to determine the Fair Market Value, which determination will be conclusive for all purposes under the indenture.

"Farm-In Agreement" means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

"Farm-Out Agreement" means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company that (a) is not organized under the laws of the United States of America or any state thereof or the District of Columbia, or (b) was organized under the laws of the United States of America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of or other interests in one or more foreign entities of the type described in clause (a) above and is not a guarantor of Indebtedness under the Senior Credit Agreement.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person of the type described in clauses (1) through (7), (9) and (10) of the definition of "Indebtedness" and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantor Pari Passu Indebtedness" means Indebtedness of a Subsidiary Guarantor that ranks equally in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee, except as a result of any collateral arrangements in connection with such Indebtedness.

"Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

"holder" means a Person in whose name a Note is registered on the Registrar's books.

"Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products, and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof.

"Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

(1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)   the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence and excluding obligations in respect of letters of credit securing obligations (other than the Indebtedness described in clauses (1), (2), (4), (5), (7), (8) or (9) of this definition) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, to the extent such drawing is reimbursed within 10 days following payment on the letter of credit);

(4)   the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)   Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)   the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)   the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)   the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9)   to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of transactions.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the following shall not constitute "Indebtedness" (i) any obligation in respect of any Farm-In Agreement; and (ii) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness, provided that such money is held to secure the payment of such interest.

In addition, "Indebtedness of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)   such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

(2)   such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

(3)   there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (a)   the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

  (b)   if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

"Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in the Oil and Gas Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

"Interest Rate Agreement" means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

"Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)   Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)   endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)   an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company (other than Disqualified Stock).

For purposes of "—Certain covenants—Limitation on restricted payments,"

(1)   "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, unless such Restricted Subsidiary, at the time of such designation, has total assets of $1,000 or less, in which case no Investment shall be deemed to occur as a result of such designation; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company;

(3)   if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of; and

(4)   the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

"Investment Grade Rating" means a rating equal to or higher than (1) Baa3 (or the equivalent) with a stable or better outlook by Moody's Investors Service, Inc. and (2) BBB- (or the equivalent) with a stable or better outlook by Standard & Poor's; or if either such entity ceases to rate Notes for reasons outside of the Company's control, the equivalent investment grade rating from another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company.

"Investment Grade Rating Event" means the first day on which the Notes have an Investment Grade Rating from both of the Rating Agencies, and no Default has occurred and is then continuing under the Indenture.

"Issue Date" means April 5, 2012.

"Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

"Minority Interest" means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

"Net Available Cash" from an Asset Disposition means cash payments received by the Company or any Restricted Subsidiary of the Company (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition;

(4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)   any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

"Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

"Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from Commodity Agreements, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Commodity Agreements, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

"Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Subsidiary Guarantor.

"Non-Recourse Debt" means Indebtedness of a Person:

(1)   as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

"Oil and Gas Business" means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other Hydrocarbon properties and assets, (b) the business of gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith, (c) any power generation and electrical transmission business, directly or indirectly from oil, natural gas and Hydrocarbons produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participate, (d) any business relating to oil field sales and services, (e) any business or activity relating to, arising from, or necessary, appropriate, incidental, ancillary or complementary to the activities described in the foregoing clauses (a) through (d) of this definition.

"Oil and Gas Properties" means all properties, including equity or other ownership interests therein, owned by such Person which contain "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes without regard to any collateral arrangements in connection with such Indebtedness.

"Permitted Business Investment" means any Investment and expenditure made in the ordinary course of the business of the Company or any Restricted Subsidiary or that is of a nature that is or shall have become customary in, the Oil and Gas Business including, without limitation, investments or expenditures for exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements which permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including, without limitation:

(1)   ownership interests in oil, gas or other Hydrocarbon or mineral properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests, and interests therein;

(2)   Investments in the form of or pursuant to oil and/or gas leases, mineral leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or any Restricted Subsidiary, operating agreements, Farm-In Agreements, Farm-Out Agreements, division orders, participation agreements, master limited partnership agreements, limited liability company agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, production sales contracts, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, working interest, royalty interests and mineral leases, and other agreements which are customary in the Oil and Gas Business;

(3)   Investments of operating funds on behalf of co-owners of properties pursuant to operating agreements; and

(4)   direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in or pursuant to:

(1)   the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is the Oil and Gas Business;

(3)   cash and Cash Equivalents;

(4)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)   relocation allowances for, and loans or advances to, employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7)   Capital Stock, obligations or securities received in settlement or compromise of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, in settlement or compromise of litigation, arbitration or other disputes with Persons that are not Affiliates of the Company or any Restricted Subsidiary, in satisfaction of judgments or arbitration awards, or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)   Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "—Certain covenants—Limitation on sales of assets and subsidiary stock" or from a disposition of assets permitted under the Indenture and not constituting an Asset Disposition;

(9)   any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection on behalf of the Company or any Restricted Subsidiary and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(10) Investments in existence on the Issue Date or made pursuant to agreements or commitments in effect on the Issue Date, and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part thereof;

(11) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "—Certain covenants—Limitation on indebtedness;"

(12) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (12) outstanding on the date such Investment is made, in an aggregate amount at the time of such Investment not to exceed the greater of (i) $35.0 million, and (ii) 1.0% of Adjusted Consolidated Net Tangible Assets (determined as of the date of the making of any such Investment), outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) Guarantees issued in accordance with "—Certain covenants—Limitations on indebtedness;"

(14) any Asset Swap; and

(15) Investments in property, plant and equipment used in the ordinary course of business of the Company or any Restricted Subsidiary and Permitted Business Investments.

In order to be a Permitted Investment, an Investment need not be permitted solely by one subsection of this definition but may be permitted in part by one such subsection and in part by one or more other subsections of this definition.

"Permitted Liens" means, with respect to any Person:

(1)   Liens securing Indebtedness and other obligations under, and related Hedging Obligations and Liens on property and assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under, any Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under "Certain covenants—Limitation on Indebtedness";

(2)   pledges or deposits or other security made or provided by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure performance, surety, appeal or similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or any Lien securing letters of credit, bankers' acceptances or completion guarantees described in clause (8) of the second paragraph under "Certain covenants—Limitation on Indebtedness," in each case Incurred in the ordinary course of business;

(3)   Liens imposed by law, including, without limitation, carriers', warehousemen's, suppliers', mechanics', materialmen's, repairmen's and similar Liens arising in the ordinary course of business;

(4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate negotiations or proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)   survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines, gathering systems, pipelines and other similar purposes, or zoning, building codes, surface leases or surface access agreements and other similar rights in respect of surface operations, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially impair the use of such properties in the operation of the business of such Person or the value of such property for the purpose of such business;

(7)   Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) so long as the related Indebtedness is, and is permitted under the Indenture to be, secured by a Lien;

(8)   leases, licenses, subleases and sublicenses of property and assets (including, without limitation, real property, personal property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)   judgment Liens; provided that any such judgment Lien (i) has not and does not, together with other judgment Liens, give rise to an Event of Default and (ii) is adequately bonded (or any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor) and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business; provided that:

  (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

  (b)   such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

  (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

  (b)   such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property, assets or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property or assets owned by the Company or any Restricted Subsidiary;

(15) Liens on property, assets or Capital Stock of a Person at the time the Company or a Restricted Subsidiary acquired the property, asset or Capital Stock, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property or asset owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary;

(17) Liens securing the Notes and Subsidiary Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced, refunded, replaced, amended, extended or modified or is in respect of any Capital Stock, property or asset that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens under industrial revenue, municipal or similar bonds;

(21) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property or interest that is the subject of such Production Payments and Reserve Sales;

(22) Liens arising under or in connection with oil and/or gas leases, mineral leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or any Restricted Subsidiary, Farm-Out Agreements, Farm-In Agreements, division orders, participation agreements, partnership agreements (general and limited), master limited partnership agreements, limited liability company agreements, joint venture agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, unitizations, communitizations, and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the property or assets that are the subject of the relevant agreement, program, designation, declaration, order or contract;

(23) Liens on pipelines or pipeline facilities that arise by operation of law;

(24) Liens on funds held in trust for or on behalf of third parties;

(25) Liens in respect of rights of netting, offset and setoff Incurred in the ordinary course of business;

(26) deposits, escrows or pledges to secure obligations under purchase and sale agreements and Liens arising under contracts for the sale, purchase or exchange of any Capital Stock, property or asset pending the closing of such transaction;

(27) Liens in respect of the financing of insurance premiums and deposits as security for the payment of insurance-related obligations (including, without limitation, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto);

(28) conditional sale, title retention, consignment or similar arrangements for the sale of goods or services entered into in the ordinary course of business;

(29) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of "Unrestricted Subsidiary;" provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(30) encumbrances and restrictions permitted to exist under "Certain Covenants—Limitation on restrictions on distributions from restricted subsidiaries;" and

(31) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount at any time outstanding not to exceed $35.0 million.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, revenue interest, net revenue interest, net profits interest, reversionary interest, production payment (including, without limitation, Volumetric Production Payments and Dollar-Denominated Production Payments), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

"Rating Agencies" means Standard & Poor's and Moody's Investors Service, Inc. or if Standard & Poor's or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as evidenced by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's or Moody's Investors Service, Inc. or both, as the case may be.

"Receivable" means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an "account," "chattel paper," "payment intangible" or "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" as so defined.

"Receivables Fees" means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including, without limitation, any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, prepay, purchase, redeem, retire, repay or extend (including, without limitation, pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances" and "refinanced" shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including, without limitation, Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including, without limitation, Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)   (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)   such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding or committed of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay accrued interest and fees and expenses Incurred in connection therewith, including, without limitation, any premium and defeasance costs); and

(4)   if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms that, in the good faith reasonable determination of the Company or the applicable Restricted Subsidiary, are at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced.

"Responsible Officer" shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

"Restricted Investment" means any Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person within 90 days after the date of the transfer to such Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Senior Credit Agreement" means the Credit Agreement dated as of July 14, 2011 among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as an LC Issuer and as Administrative Agent, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as Co-Syndication Agents, and Union Bank, N.A. and BBVA Compass Bank, as Co-Documentation Agents, including, without limitation, any related notes, guarantees, collateral documents, instruments and agreements entered into in connection therewith, in each case, as the same may be amended, restated, modified, renewed, restructured, supplemented, extended, substituted, refunded, replaced or refinanced in whole or in part from time to time (including, without limitation, increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under "—Certain covenants—Limitation on indebtedness," extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)); provided that a Senior Credit Agreement shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Standard & Poor's" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc.

"Stated Maturity" means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including, without limitation, pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

"Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general partnership interests of a general partnership or general and limited partnership interests, taken together, of a limited partnership, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

"Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

"Subsidiary Guarantor" means each Restricted Subsidiary (other than a Foreign Subsidiary) in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date and any other Restricted Subsidiary (other than a Foreign Subsidiary) that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon release or discharge of any such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Subsidiary Guarantor.

"Unrestricted Subsidiary" means:

(1)   any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)   any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including, without limitation, any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if on the date such Subsidiary is designated an Unrestricted Subsidiary:

(1)   such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary or simultaneously being designated an Unrestricted Subsidiary;

(2)   all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)   such designation and the Investment of the Company in such Subsidiary complies with "—Certain covenants—Limitation on restricted payments;"

(4)   such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)   such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

  (a)   to subscribe for additional Capital Stock of such Person; or

  (b)   to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)   such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "—Certain covenants—Limitation on indebtedness" covenant on a pro forma basis taking into account such designation.

"U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

"Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

"Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

"Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

Book-entry, delivery and form

The notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of global notes for certificated notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)   upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for Legend Notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

(1)   DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)   we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)   there has occurred and is continuing a default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same day settlement and payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

United States federal income tax considerations

The following general discussion summarizes material U.S. federal income and, for non-U.S. holders (as defined below), estate tax aspects of the purchase, ownership and disposition of the notes. This discussion is a summary for general information only and does not purport to be an analysis of all aspects of U.S. federal income and, as applicable, estate taxes that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address the U.S. federal income or estate tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or the U.S. federal income or estate tax consequences to investors subject to special treatment under the U.S. federal income or estate tax laws, such as:

•
dealers in securities or foreign currency;

•
tax-exempt entities, including retirement plans and pension funds;

•
banks;

•
thrifts;

•
regulated investment companies;

•
real estate investment trusts;

•
traders in securities that have elected the mark-to-market method of accounting for their securities;

•
controlled foreign corporations;

•
passive foreign investment companies;

•
insurance companies;

•
persons that hold the notes as part of a "straddle," a "hedge" or a "conversion transaction";

•
U.S. holders liable for alternative minimum tax;

•
expatriates;

•
persons that have a "functional currency" other than the U.S. dollar; and

•
pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities.

In addition, this discussion is limited to the U.S. federal income tax aspects (and, as applicable, estate tax consequences) to initial holders that purchase the notes for cash, at their original issue price, pursuant to the offering, and does not apply to subsequent purchasers of the notes. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, and does not address alternative minimum tax consequences.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing the notes, you should consult with your tax advisor.

This discussion is based upon the Code, regulations of the Treasury Department, rulings and pronouncements of the Internal Revenue Service, which we refer to as the IRS, and judicial decisions, each as now in effect, and all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

If you are considering buying notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes, and the application of the U.S. federal income and estate tax laws to your particular situation.

 Certain contingent payments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under "Description of notes—Optional redemption" and "Description of notes—Change of control." The potential obligation to pay these excess amounts may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary interest income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult you own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. holders

This section summarizes the material U.S. federal income tax aspects of the purchase, ownership and disposition of the notes by "U.S. holders." A "U.S. holder" is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•
an individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) that is created or organized under the laws of the United States, any of its states or the District of Columbia;

•
an estate if its income is subject to U.S. federal income taxation regardless of its sources; or

•
a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust existed on August 20, 1996 and has validly elected to continue to be treated as a domestic trust under applicable Treasury regulations.

Taxation of interest

Payments of interest on the notes are generally taxable to you as ordinary income:

•
when the interest accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•
when you receive the payments, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the amount of cash proceeds and the fair market value of any property you receive for the note (to the extent such amount does not represent accrued but unpaid interest, which will be treated as interest income), minus your tax basis in the note. Your tax basis in a note generally is the price you paid for the note. Any such gain or loss on a taxable disposition of a note as described above will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such note for more than one year. Currently, the maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 15% (for taxable years through December 31, 2012, and 20% thereafter). The deductibility of capital losses is subject to limitations.

Non-U.S. holders

This section summarizes the material U.S. federal income and estate tax aspects of the purchase, ownership and disposition of the notes by non-U.S. holders. A non-U.S. holder is a beneficial owner of notes that is for U.S. federal income tax purposes an individual, corporation, estate or trust and is not a U.S. holder.

Income or withholding tax on payments on the notes

Subject to the discussion of backup withholding below, payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•
the holder is not:

–
an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

–
a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

–
a bank which receives the interest in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•
such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•
we or our paying agent receives:

–
from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) which provides the non-U.S. holder's name and address and certifies under penalties of perjury that the non-U.S. holder of the note is a non-U.S. holder; or

–
from a securities clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor.

Special rules may apply to holders who hold notes through "qualified intermediaries" within the meaning of U.S. federal income tax laws.

If interest on a note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable tax treaty, is treated as attributable to a permanent establishment or a fixed base in the United States) then such interest generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be available pursuant to an applicable income tax treaty).

If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a properly completed Form W-8ECI.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest on the notes, unless the holder provides us or the paying agent with a properly completed Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale or other disposition of notes

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•
such gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is treated as attributable to a permanent establishment or a fixed base in the United States); or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, the non-U.S holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S holder is a corporation, such non-U.S. holder may also be subject to the branch profits tax described above. If the second bullet point applies, the non-U.S holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

U.S. federal estate tax

A note held or treated as held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) interest on the note, if received by the non-U.S. holder at death, would not have been effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

Information reporting and backup withholding

Payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the notes may be subject to information reporting. In addition, if you are a U.S. holder, such payments generally will be subject to U.S. federal backup withholding tax unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. If you are a non-U.S. holder, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax with respect to our payments on, or the proceeds from the disposition of, notes. Under current law, the backup withholding tax rate is currently 28% and will increase to 31% effective January 1, 2013. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the holder's U.S. federal income tax liability, provided required information is furnished to the IRS.

Additional tax relating to net investment income

For tax years beginning after December 31, 2012, an additional 3.8% tax will be imposed on the "net investment income" of certain United States citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" will generally include gross income from interest, and net gain from the disposition of property, such as the notes, less certain deductions. Prospective investors should consult their tax advisors with respect to the imposition of this additional tax.

Additional withholding requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% on interest income paid after December 31, 2013 and the gross proceeds from a disposition of notes paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012. Proposed United States Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013, unless any such debt obligation undergoes a "significant modification" (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your purchase, ownership and disposition of the notes.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which the issuer, a subsidiary guarantor or an underwriter, or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Underwriting

Subject to the terms and conditions in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal Amount

J.P. Morgan Securities LLC	$263,400,000
Deutsche Bank Securities Inc.	112,500,000
Wells Fargo Securities, LLC	112,500,000
Mitsubishi UFJ Securities (USA), Inc.	37,500,000
U.S. Bancorp Investments, Inc.	37,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	23,100,000
Capital One Southcoast, Inc.	23,100,000
CIBC World Markets Corp.	23,100,000
Comerica Securities, Inc.	23,100,000
KeyBanc Capital Markets Inc.	23,100,000
BOSC, Inc.	17,775,000
Howard Weil Incorporated	17,775,000
ING Financial Markets LLC	17,775,000
Lloyds Securities Inc.	17,775,000

Total	$750,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•
We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by us

Per note	1.50%

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time without notice. Accordingly, an active public trading market for the notes may not develop, and the market price and liquidity of the notes may be adversely affected.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. The underwriters are not required to engage in stabilizing or syndicate covering transactions and if they engage in such transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

•
to fewer than (i) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an "offer of notes to the public," in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us or the subsidiary guarantors; and

•
it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

It is expected that delivery of the notes will be made against payment therefor on or about April 5, 2012, which is the tenth business day following the date hereof (such settlement cycle being referred to as "T+10"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next six succeeding days should consult their own advisors.

Certain of the underwriters and their affiliates have in the past and may in the future provide investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of business. In particular, an affiliate of J.P. Morgan Securities LLC is an administrative agent, LC issuer and a lender under our senior revolving credit facility. Deutsche Bank Securities Inc. is a co-syndication agent and an affiliate of Deutsche Bank Securities Inc. is a lender under our senior revolving credit facility. An affiliate of Wells Fargo Securities, LLC is a co-syndication agent and a lender under our senior revolving credit facility. In the ordinary course of their various business activities, certain of the underwriters or their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. J.P. Morgan Securities LLC is serving as the dealer manager and consent solicitation agent for the Tender Offer and Consent Solicitation. Also, certain of the underwriters and their affiliates are lenders to us under our senior revolving credit facility and may own certain of the 2017 Senior Notes subject to the Tender Offer, and may therefore receive a portion of the offering proceeds. See "Use of proceeds."

 Legal matters

The validity of the notes offered hereby will be passed upon for us by Bryan Cave LLP, Denver, Colorado. The validity of the notes offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Cimarex Energy Co. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

DeGolyer and MacNaughton, an independent petroleum engineering firm, reviewed our reserve estimates for properties that comprised at least 80 percent of the discounted future net cash flows before income taxes, using a 10% discount rate, attributable to the total interests owned by Cimarex as of December 31, 2011, 2010 and 2009. Estimated quantities of Cimarex's oil and gas reserves and the net present value of such reserves have been included and incorporated by reference in this prospectus supplement in reliance on the authority of said firm as experts in petroleum engineering.

Incorporation by reference

We have filed a registration statement with the SEC on Form S-3 with respect to this offering. This prospectus supplement is a part of the registration statement. As allowed by SEC rules, this prospectus supplement does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The information that is incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and may replace information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated by reference in this prospectus supplement until the termination of this offering, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Filing	Period

Annual Report on Form 10-K	Year ended December 31, 2011
Definitive Proxy Statement on Schedule 14A	Filed March 23, 2011
Current Reports on Form 8-K	Filed August 30, 2011 and February 27, 2012

As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus supplement, you should rely on the statements made in the most recent document.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement in any such jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States must inform themselves about and observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable in those jurisdictions.

You may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying prospectus, at no cost, by writing or calling us at the following address:

  Mary Kay Rohrer
  Corporate Secretary
  Cimarex Energy Co.
  1700 Lincoln Street, Suite 1800
  Denver, Colorado 80203-4518
  tel.: (303) 295-3995

PROSPECTUS

Cimarex Energy Co.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
WARRANTS

        We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities (which may be guaranteed by one or more of our subsidiaries) or warrants. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "XEC."

        Investing in our securities involves a high degree of risk. See the "Risk Factors" section of our filings with the Securities and Exchange Commission (the "SEC") and the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is September 22, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Glossary of oil and gas terms

        In this prospectus (including the information incorporated by reference in this prospectus), the following terms have the meanings specified below.

Bbl/d	Barrels (of oil) per day
Bbls	Barrels (of oil)
Bcf	Billion cubic feet (of natural gas)
Bcfe	Billion cubic feet equivalent
MBbls	Thousand barrels
Mcf	Thousand cubic feet
Mcfe	Thousand cubic feet equivalent
MMBbls	Million barrels
MMBtu	Million British Thermal Units
MMcf	Million cubic feet
MMcf/d	Million cubic feet per day
MMcfe	Million cubic feet equivalent
MMcfe/d	Million cubic feet equivalent per day
Net Acres	Gross acreage multiplied by working interest percentage
Net Production	Gross production multiplied by net revenue interest
NGL	Natural gas liquids
Tcf	Trillion cubic feet
Tcfe	Trillion cubic feet equivalent

        One barrel of oil is the energy equivalent of six Mcf of natural gas.

ii

About this prospectus

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. We may sell any combination of the securities described in this prospectus from time to time.

        The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

  •
  common stock;

  •
  preferred stock;

  •
  debt securities, which may be guaranteed by one or more of our subsidiaries; and

  •
  warrants.

        Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

  •
  the type and amount of securities that we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of any underwriters or agents through or to which we will sell the securities;

  •
  any compensation of those underwriters or agents; and

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

        In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

Disclosure regarding forward-looking statements

        Throughout this prospectus (including information incorporated by reference in this prospectus), we make statements that may be deemed "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that Cimarex plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the information incorporated by reference in this prospectus. Forward-looking statements include statements with respect to, among other things:

  •
  amount, nature and timing of capital expenditures;

  •
  drilling of wells;

  •
  reserve estimates;

  •
  timing and amount of future production of oil and natural gas;

  •
  operating costs and other expenses;

  •
  cash flow and anticipated liquidity;

  •
  estimates of proved reserves, exploitation potential or exploration prospect size; and

  •
  marketing of oil and natural gas.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and other risks described herein.

        Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of such data by our engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the timing of future production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties above or elsewhere in this prospectus and the information incorporated by reference in this prospectus cause our underlying assumptions to be incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, express or implied, included in this prospectus and the information incorporated by reference in this prospectus and attributable to Cimarex are qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Cimarex or persons acting on its behalf may issue. Cimarex does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus, except as required by law.

The company

        Cimarex Energy Co. is an independent oil and gas exploration and production company. Our operations are mainly located in Texas, Oklahoma, New Mexico, Kansas, Louisiana and Wyoming. Proved oil and gas reserves as of year-end 2008 totaled 1.3 Tcfe, consisting of 1.1 Tcf of gas and 45.2 million barrels of oil and natural gas liquids. Of total proved reserves, 80 percent of energy equivalent units are gas and 82 percent are classified as proved developed. Our 2008 production averaged 485.8 MMcfe per day, comprised of 348.2 MMcf of gas per day and 22,937 barrels of oil per day. We operate the wells that account for 83 percent of our total proved reserves and approximately 81 percent of production.

        Our corporate headquarters are located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 and our main telephone number at that location is (303) 295-3995. Cimarex is a Delaware corporation.

        Our Web site address is www.cimarex.com. There you will find our news releases, annual reports, proxy statements, 10-Ks, 10-Qs, 8-Ks, insider (Section 16) filings and all other SEC filings. We have also posted our Code of Ethics, Code of Business Conduct, Corporate Governance Guidelines, Audit Committee Charter, Compensation and Governance Committee Charter and Nominating Committee Charter. Copies of these documents are also available in print upon a written or telephone request to our Corporate Secretary. Throughout this prospectus, unless otherwise indicated, we use the terms "Cimarex," "Company," "we," "our," and "us" to refer to Cimarex Energy Co. and its subsidiaries.

Risk factors

        Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the SEC on February 27, 2009, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Exchange Act.

        Our business, financial position, results of operations, liquidity or prospects could be adversely affected by any of these risks.

Use of proceeds

        We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

Ratio of earnings to fixed charges

        The following table sets forth our ratio of earnings to fixed charges:

	Six Months Ending June 30,			Year Ending December 31,
	2009		2008	2008		2007	2006	2005	2004
Ratio of earnings to fixed charges	—	(a)	33.5	—	(b)	14.1	18.6	25.6	130.6

(a)
In the six months ended June 30, 2009, earnings were insufficient to cover fixed charges by $729 million and therefore no ratio is shown. The insufficiency was primarily a result of a non-cash impairment of oil and gas properties totaling $791 million that were recorded primarily due to a significant decrease in natural gas prices at the end of the first quarter of 2009.

(b)
In 2008, earnings were insufficient to cover fixed charges by $1.474 billion and therefore no ratio is shown. The insufficiency was primarily a result of non-cash impairments of oil and gas properties totaling $2.2 billion that were recorded primarily due to declines in commodity prices at the quarter-ends within the last half of 2008.

Dividend policy

        In December 2005, the Cimarex board of directors declared Cimarex's first quarterly cash dividend of $0.04 per share payable to shareholders. A dividend has been authorized in every quarter since then. On December 12, 2007 the board of directors increased the regular cash dividend on our common stock from $0.04 to $0.06 per common share. Future dividend payments will depend on our level of earnings, financial requirements and other factors considered relevant by the board of directors.

 Description of capital stock

        The following descriptions of Cimarex's capital stock and provisions of its amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the complete text of the amended and restated certificate of incorporation and amended and restated bylaws. For information on how to obtain copies of the amended and restated certificate of incorporation and amended and restated bylaws, see "Where You Can Find More Information."

Authorized capital stock

        Cimarex's authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2009, Cimarex had 83,401,551 shares of common stock and no shares of preferred stock outstanding.

Common stock

        Dividends may be paid on the Cimarex common stock out of assets or funds legally available for dividends, when and if declared by Cimarex's board of directors, subject to any preferential rights of preferred stock, if preferred stock of Cimarex is then outstanding. If Cimarex is liquidated, dissolved or wound up, the holders of shares of Cimarex common stock will be entitled to receive the assets and funds of Cimarex available for distribution after payments to creditors and to the holders of any preferred stock, in proportion to the number of shares held by them.

        Each share of Cimarex common stock entitles the holder of record to one vote at all meetings of stockholders and the votes are non-cumulative. The Cimarex common stock has no redemption, conversion or subscription rights and does not entitle the holder to any preemptive rights. The outstanding shares of Cimarex common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred stock

        Cimarex's board has the authority, without further stockholder approval, to create series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Cimarex has not issued any of this preferred stock and has no present plans to issue any shares of preferred stock.

Stockholder rights plan

        Cimarex has adopted a stockholder rights plan. Under the terms of the plan, Cimarex declared as a dividend for each share of common stock outstanding the right to purchase certain preferred stock. Each right will entitle the registered holder to purchase from Cimarex a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock. The following summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement between Cimarex and UMB Bank, N.A. For information on how to obtain a copy of the Cimarex stockholder rights plan, see "Where You Can Find More Information."

        The rights are attached to all common stock certificates representing shares then outstanding and no separate rights certificates have been distributed. Subject to certain exceptions specified in the rights agreement, the rights will separate from the common stock and a rights distribution date will occur upon the earlier of:

  •
  ten business days following a public announcement that a person or group of affiliated or associated persons, or an acquiring person, has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by Cimarex or certain inadvertent actions by institutional or certain other stockholders; or

  •
  ten business days (or such later date as Cimarex's board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

        The rights are not exercisable until the rights distribution date and will expire at 5:00 p.m. (New York City time) on February 22, 2012, unless such date is extended or the rights are earlier redeemed or exchanged by Cimarex as described below.

        If a person becomes an acquiring person, except by an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Cimarex and its stockholders, after receiving advice from one or more investment banking firms, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Cimarex) having a value equal to two times the exercise price of the right. However, following the occurrence of the event described in this paragraph, all rights that are, or were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Cimarex as set forth below.

        For example, at an exercise price of $60 per right, each right not owned by an acquiring person following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of common stock (or other consideration, as noted above) for $60. Assuming that the common stock had a per share value of $60 at that time, the holder of each valid right would be entitled to purchase two shares of common stock for $60.

        If, at any time following the stock acquisition date (as described above),

  •
  Cimarex engages in a merger or other business combination transaction in which Cimarex is not the surviving corporation (other than by an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Cimarex and its stockholders, after receiving advice from one or more investment banking firms);

  •
  Cimarex engages in a merger or other business combination transaction in which Cimarex is the surviving corporation and the common stock of Cimarex is changed or exchanged; or

  •
  50% or more of Cimarex's assets, cash flow or earning power is sold or transferred,

each holder of a right (except rights which have previously been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

        At any time after a person becomes an acquiring person and before the acquisition by a person or group of fifty percent or more of the outstanding common stock, the Cimarex board of directors may exchange the rights (other than the rights owned by a person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of Cimarex preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment in certain events).

        At any time before the earlier of:

  •
  ten business days following the stock acquisition date; or

  •
  February 22, 2012,

Cimarex may redeem the rights in whole, but not in part, at a price of $0.01 per right (subject to adjustment in certain events and payable in cash, common stock or other consideration deemed appropriate by Cimarex's board of directors). Immediately upon the action of Cimarex's board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

        Until a right is exercised, its holder, as such, will have no rights as a stockholder of Cimarex, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Cimarex, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for shares of Cimarex common stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the rights as described above.

        Any of the provisions of the rights agreement may be amended by Cimarex's board of directors before the rights distribution date. After the rights distribution date, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement.

Anti-takeover effects of certain provisions of Delaware law, our certificate of incorporation and bylaws

        The certificate of incorporation and by-laws of Cimarex provide for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent and prevent stockholders from calling a meeting of the stockholders. In addition, Delaware General Corporation Law imposes restrictions on business combinations with interested parties. These provisions may have the effect of delaying, deferring or preventing a change in control of Cimarex, even if the change in control might be beneficial to Cimarex stockholders.

Description of debt securities

        The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness of Cimarex, which we refer to as "debt securities." We may issue debt securities in one or more series under an indenture (the "Indenture") to be entered into between us and U.S. Bank National Association, as trustee (the "Trustee"). A copy of the Indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, is incorporated herein by reference. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the Indenture. For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Cimarex Energy Co. and not to its subsidiaries.

        The provisions of the Indenture will generally be applicable to all of the debt securities. Selected provisions of the Indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

  •
  the title of the debt securities;

  •
  the extent, if any, to which the debt securities are subordinated in right of payment to other indebtedness of Cimarex;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

  •
  the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

  •
  the dates on which interest will be payable and the regular record dates for interest payment dates;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

  •
  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

  •
  any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

  •
  whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

  •
  the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for the common stock or other securities of Cimarex or any other person;

  •
  the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default;

  •
  the applicability to the debt securities of the provisions described in "—Defeasance" below; and

  •
  any other terms applicable to that series in accordance with the Indenture.

        We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

        If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

        Unless otherwise indicated in an applicable prospectus supplement:

  •
  the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

  •
  payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Guarantees

        Debt securities may be guaranteed by one or more of our direct or indirect subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement relating to the debt securities of a particular series may describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees may be joint and several obligations of the guarantors.

Registered global securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

  •
  by the depositary to a nominee of the depositary;

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary;

  •
  by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

  •
  in any other circumstances described in an applicable prospectus supplement.

        The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

        Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the Indenture.

        We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the Indenture:

  •
  the applicable depositary would authorize its participants to give the notice or take the action; and

  •
  the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

        Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the Trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain covenants

Maintenance of office or agency

        We will be required to maintain an office or agency in The City of New York, or, if different, in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying agents, etc.

        If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of (or premium, if any) or interest on any debt securities that remain unclaimed for two years after the principal (or premium, if any) or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

Corporate existence

        We will be required to, and will be required to cause our Restricted Subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, licenses and franchises; provided that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors shall determine that such preservation is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

Compliance Certificate

        The Company will be required to file annually with the Trustee a certificate signed by one of its officers, stating whether or not the officer knows of any default by the Company in compliance with any provision of the Indenture.

Merger and consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the debt securities of any series and the Indenture; provided, that if the Successor Company is not a corporation, a corporate Wholly Owned Subsidiary that is a Restricted Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia shall become a co-issuer of the debt securities of such series;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

  (3)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the debt securities of any series.

Restrictive covenants

        Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of default

        The following are Events of Default under the Indenture with respect to debt securities of any series:

  (1)
  default in any payment of interest on any debt security of that series when due, continued for 30 days;

  (2)
  default in the payment of principal of or premium, if any, on any debt security of that series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)
  failure to make any sinking fund payment when and as due by the terms of any debt security of that series;

  (4)
  failure by the Company to perform or comply with any other covenant (other than a covenant or a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has been expressly included in the Indenture solely for the benefit of a series of debt securities other than that series) for 90 days after written notice thereof has been given to us as provided in the Indenture;

  (5)
  any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other of our or certain of our subsidiaries' indebtedness, the unpaid principal amount of which aggregates $15 million or more, which default results in the acceleration of the maturity of the indebtedness prior to its stated maturity or occurs at the final maturity thereof;

  (6)
  specified events of bankruptcy, insolvency, or reorganization involving the Company or certain of our subsidiaries; and

  (7)
  any other Event of Default provided with respect to debt securities of that series.

        Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that: other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

        If an Event of Default described in clause (6) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See "—Amendments and waivers" below.

        Subject to the duty of the Trustee to act with the requisite standard of care during an Event of Default, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of debt securities of any series unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the debt securities of any series unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount of the outstanding debt securities of such series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series issued under the Indenture.

Subordination

        The prospectus supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by the Company of the principal of, premium, if any, on and interest on such subordinated debt securities.

Amendments and waivers

        Subject to certain exceptions, the Indenture and the debt securities of any series may be amended or supplemented with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). In addition, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or any series for certain purposes as set forth in the Indenture.

        However, without the consent of each holder of an outstanding debt security affected, no amendment, supplement or waiver may, among other things:

  (1)
  reduce the percentage in principal amount of debt securities of such series whose holders must consent to an amendment;

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any such debt security;

  (3)
  reduce the principal of or extend the Stated Maturity of any such debt security;

  (4)
  reduce the premium payable upon the redemption or repurchase of any such debt security or change the time at which any such debt security may be redeemed or repurchased pursuant to the Indenture or any supplemental indenture;

  (5)
  change the place or currency of payment of principal of, or premium, if any, or interest on any such debt security;

  (6)
  impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities; or

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions for such securities.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of debt securities given in connection with a tender of such holder's debt securities will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

        The Company at any time may terminate all its obligations under the debt securities of any series and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of any series. If the Company exercises its legal defeasance option, any Subsidiary Guarantees in effect at such time will terminate.

        The Company may at any time terminate its obligations to comply with certain covenants described above under "—Certain covenants" and certain covenants of any outstanding series of debt securities and provisions of the Indenture described above under "—Certain covenants—Restrictive covenants" that may be contained in any applicable prospectus supplement, and we may omit to comply with such covenants without creating an Event of Default ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        The applicable prospectus supplement will describe our ability to be released from any of our covenant obligations under the Indenture with respect to any series of debt securities.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the debt securities of any series to redemption or maturity, as the case may be, and must comply with certain other conditions, including, without limitation, delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

        If the Company fails to comply with its remaining obligations under the Indenture with respect to the debt securities of any series following a covenant defeasance and such debt securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default; however, the Company will remain liable in respect of such payments.

Satisfaction and discharge

        We, at our option, may satisfy and discharge the Indenture (except for specified obligations of us and the Trustee, including, among others, the obligations to apply money held in trust) when:

  (1)
  either:

  (a)
  all of our debt securities previously authenticated and delivered under the Indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the Trustee for cancellation; or

  (b)
  all of our debt securities not previously delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

  (2)
  we have paid or caused to be paid all other sums payable by us under the Indenture; and

  (3)
  we have delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

No individual liability of incorporators, stockholders, officers or directors

        The Indenture provides that no incorporator and no past, present or future stockholder, officer or director of the Company or any successor company, in their capacity as such, shall have any individual liability for any of our obligations under the debt securities or the Indenture.

Governing law

        The Indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the trustee

        The Indenture provides that there may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the Indenture. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

        The Indenture contains specified limitations on the right of the Trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the Indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as our creditor will not be limited if the creditor relationship arises from, among other things:

  •
  the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

  •
  specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture;

  •
  disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

  •
  indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

  •
  the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

        The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the Trustee must eliminate the conflict or resign.

Description of warrants

        We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Plan of distribution

        The securities being offered by this prospectus may be sold by us or by a selling securityholder:

  •
  through agents;

  •
  to or through underwriters;

  •
  through broker-dealers (acting as agent or principal);

  •
  directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

  •
  through a combination of any such methods of sale; or

  •
  through any other methods described in a prospectus supplement.

        The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

        Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

        If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

        If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

        We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

        Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

        Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

Selling securityholders

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

Validity of the securities

        The validity of the securities offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

        The consolidated financial statements of Cimarex Energy Co. as of December 31, 2008 and 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements filed on Form 8-K on July 17, 2009 also refers to the Company's adoption of Financial Accounting Standards Board (FASB) Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, effective January 1, 2009, which have been applied retrospectively in the consolidated financial statements.

        DeGolyer and MacNaughton, independent petroleum engineers, reviewed the proved reserve estimates associated with at least 80 percent of the discounted future net cash flows before income taxes for the year ended December 31, 2008. Estimated quantities of Cimarex's oil and gas reserves and the net present value of such reserves have been incorporated by reference in this prospectus in reliance on the authority of said firms as experts in petroleum engineering.

Where you can find more information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room, which is located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov). Our SEC filings are also available through the New York Stock Exchange, on which our common stock is listed, at 20 Broad Street, New York, N.Y. 10005. Our internet address is http://www.cimarex.com. The information on our website is not incorporated into this prospectus.

Incorporation by reference

        We have filed a registration statement with the SEC on Form S-3. This prospectus is a part of the registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The information that is incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated by reference in this prospectus until the termination of this offering, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2009 and June 30, 2009
Current Reports on Form 8-K	Filed March 3, 2009, March 24, 2009, April 20, 2009 and July 17, 2009

        As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

  Mary Kay Rohrer
  Corporate Secretary
  Cimarex Energy Co.
  1700 Lincoln Street, Suite 1800
  Denver, Colorado 80203-4518
  tel.: (303) 295-3995